   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1994

                                                  REGISTRATION NO. 33-53009
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                            CINCINNATI MILACRON INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
              DELAWARE                   3541                  31-1062125
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD        (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION  IDENTIFICATION NO.)
                                       CODE NUMBER)

                              4701 MARBURG AVENUE
                             CINCINNATI, OHIO 45209
                                 (513) 841-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                WAYNE F. TAYLOR
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            CINCINNATI MILACRON INC.
                              4701 MARBURG AVENUE
                             CINCINNATI, OHIO 45209
                                 (513) 841-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                   COPIES TO:

 JAMES M. EDWARDS CRAVATH, SWAINE &         JOHN R. SAGAN MAYER, BROWN & PLATT
               MOORE                        190 SOUTH LASALLE STREET CHICAGO,
  825 EIGHTH AVENUE NEW YORK, NEW             ILLINOIS 60603 (312) 782-0600
     YORK 10019 (212) 474-1000

                                ---------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

                                ---------------
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                                ---------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 TITLE OF EACH CLASS                     PROPOSED       PROPOSED
         OF                AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
  SECURITIES TO BE         TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
     REGISTERED          REGISTERED      PER UNIT    OFFERING PRICE      FEE
- ---------------------------------------------------------------------------------
8 3/8% Notes Due 2004   $115,000,000     99.301%      $114,196,150     $39,656

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                SUBJECT TO COMPLETION, DATED JUNE 13, 1994
PROSPECTUS

                                     LOGO
                             CINCINNATI MILACRON

 Offer to Exchange its 8 3/8% Notes Due 2004, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 8
                              3/8% Notes Due 2004

  The Exchange Offer will expire at 5:00 p.m., New York City time, on        ,
1994, unless extended.

                                   --------

  Cincinnati Milacron Inc. (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 8 3/8% Notes due 2004 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 8 3/8% Notes due 2004 (the "Old Notes"), of which $115,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes".

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the
date the Exchange Offer expires, which will be        , 1994, unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders". The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. See "The Exchange Offer". Old Notes may be tendered only in integral multiples of $1,000.

  The New Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. See "The Exchange Offer".

  The New Notes will bear interest from March 16, 1994. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the New Notes.

  Interest on the New Notes is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1994, and accruing from March 16, 1994, at the rate of 8 3/8% per annum. See "Description of the New Notes".

  Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop. The Company has agreed to pay the expenses of the Exchange Offer.

  CS First Boston Corporation, BT Securities Corporation and J.P. Morgan Securities Inc. (the "Initial Purchasers") have agreed, but are not obligated, to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchasers may act as principal or as agent in such transactions.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING, SEE "INVESTMENT CONSIDERATIONS".

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------
                   The date of this Prospectus is    , 1994.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The common stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994 (the "Company's 1993 Form 10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1994 (the "1994 Form 10-Q"), and the Company's Current Report on Form 8-K dated February 1, 1993 (as amended by the Company's Form 8 relating thereto dated March 4, 1993, and its Form 8 relating thereto dated April 6, 1993) and the Company's current Report on Form 8-K dated November 8, 1993 (as amended by the Company's Form 8-K/A relating thereto dated January 24, 1994), and the Company's Current Report on Form 8-K dated March 3, 1994 (collectively, the "Company's 1993 and 1994 Form 8-Ks"), each filed previously with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Notes shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN), WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO WAYNE F. TAYLOR, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CINCINNATI MILACRON INC., 4701 MARBURG AVENUE, CINCINNATI, OHIO 45209 (TELEPHONE (513) 841-8100). TO ENSURE TIMELY DELIVERY ANY REQUEST FOR DOCUMENTS SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE (AS DEFINED).

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus and in the Company's 1993 Form 10-K and the Company's 1993 and 1994 Form 8-Ks, each referred to herein under "Incorporation of Certain Documents by Reference".

                                  THE COMPANY

  Cincinnati Milacron Inc. (together with its consolidated subsidiaries, except where the context otherwise requires, the "Company" or "Cincinnati Milacron") is one of the world's leading manufacturers of plastics machinery, machine tools and industrial products for metalworking, as well as related computer controls and software for factory automation. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884.

  The Company sells products and provides services to industrial customers throughout the world. The Company has a long-standing reputation for quality and technological leadership. Virtually all of its machinery products are computer-controlled and many include advanced applications software. The Company has three business segments: plastics machinery, machine tools and industrial products.

  The Company recently completed the acquisition of FM Maschinenbau GmbH, the plastics injection molding machinery business of Kloeckner-Werke A.G., and certain related assets and liabilities ("Ferromatik"). With this acquisition, plastics machinery is now the Company's largest segment. The Company expects the acquisition to expand its technology base and product line and help it achieve its objective of establishing a manufacturing and distribution base in Germany to serve Europe and other markets. In addition, the Company has initiated a restructuring of Ferromatik that it expects will result in cost savings. See "Business--The Company's Plastics Machinery Business--Injection Molding". In early 1993, the Company acquired GTE Valenite Corporation ("Valenite"), which the Company believes is the second largest U.S. and the third largest worldwide producer of metalcutting systems. The acquisitions of Valenite and Ferromatik in 1993 helped balance revenues among the Company's three business segments.

  In early 1994 the Company announced (i) a major consolidation of its U.S. machine tool operations, closing two plants in South Carolina and moving all production to its main machine tool facilities in Cincinnati, and (ii) the sale of its unprofitable Sano blown and cast film systems business. See "Recent Developments".

  Cincinnati Milacron's principal executive office is located at 4701 Marburg Avenue, Cincinnati, Ohio 45209 and its telephone number is (513) 841-8100.

                               THE EXCHANGE OFFER

Exchange Registration
 Rights Agreement...........
                              The Old Notes were sold by the Company on March 16, 1994, to the Initial Purchasers, which placed the Old Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement (as defined herein) providing, among other things, for the Exchange Offer.

The Exchange Offer..........  New Notes are being offered in exchange for a like principal amount of Old Notes. As of the date hereof, $115,000,000 aggregate principal amount of Old Notes are outstanding. Since the New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange Offer-- Accounting Treatment". The Company will issue the New Notes to holders on or promptly after the Expiration Date. Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Delaware General Corporation Law, the state of incorporation of the Company.

                              Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement (as defined herein) and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the New Notes without any restrictions or limitations under the securities laws of the several states of the United States. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to an Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act, and applicable state securities laws. See "Investment Considerations--Consequences of
                              Failure to Exchange" and "Description of the New Notes--Exchange Offer; Registration Rights".

Expiration Date.............  5:00 p.m., New York City time, on      , 1994,
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
 Notes and Old Notes........
                              The New Notes will bear interest from March 16, 1994. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up to the date of the issuance of the New Notes.

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions".
                              Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements or approvals to be complied with or obtained by the Company in connection with the Exchange Offer. No vote of the Company's security holders is required to effect the Exchange Offer, and no such vote (or proxy therefor) is being sought hereby.

Procedures for Tendering      Each holder of Old Notes wishing to accept the
 Old Notes..................  Exchange Offer must complete, sign and date the
                              Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange
                              Agent (as defined herein) at the address set forth herein and therein. See "The Exchange
                              Offer--Procedures for Tendering".

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......
                              Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer".

Certain Tax Considerations..
                              The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations".

Exchange Agent..............  BankAmerica National Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. The proceeds to the Company from the sale of the Old Notes were approximately $112,183,650. The Company is in the process of using such proceeds to repay short-term debt and redeem the Company's outstanding 8 3/8% Notes Due 1997. See "Use of Proceeds".

                         SUMMARY OF TERMS OF NEW NOTES

  The Exchange Offer relates to the exchange of up to $115,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes".

COMPARISON WITH OLD NOTES

Freely Transferable..............  Generally, the New Notes will be freely transferable under the Securities Act by holders who are not
                                   affiliates of the Company. The New Notes otherwise will
                                   be substantially identical in all respects (including
                                   interest rate and maturity) to the Old Notes. See "The
                                   Exchange Offer--Terms of the Exchange Offer".
Registration Rights..............  The holders of Old Notes currently are entitled to certain registration rights pursuant to an Exchange
                                   Registration Rights Agreement (the "Registration Rights
                                   Agreement"), dated as of March 9, 1994, between the
                                   Company and CS First Boston Corporation, as
                                   representative of the Initial Purchasers. However, upon
                                   consummation of the Exchange Offer, subject to certain
                                   exceptions, holders of Old Notes who do not exchange
                                   their Old Notes for New Notes in the Exchange Offer
                                   will no longer be entitled to registration rights and
                                   will not be able to reoffer, resell or otherwise
                                   dispose of their Old Notes, unless they are
                                   subsequently registered under the Securities Act
                                   (which, subject to certain exceptions, the Company will
                                   have no obligation to do) or unless an exemption from
                                   the registration requirements of the Securities Act is
                                   available. See "Investment Considerations--Consequences
                                   of Failure to Exchange".
TERMS OF THE NOTES
Interest Payment Dates...........  March 15 and September 15 of each year, commencing
                                   September 15, 1994.
Interest Rate....................  8 3/8% per annum.
Maturity Date....................  March 15, 2004.
Redemption.......................  None.
Sinking Fund.....................  None.
Ranking..........................  The New Notes will be unsecured obligations of the
                                   Company and will rank pari passu with other existing
                                   unsecured debt of the Company as of March 26, 1994, of
                                   $54.3 million. The Company also had $9.2 million of
                                   debt secured by properties or equipment as of March 26,
                                   1994. Indebtedness under the New Notes and the Old
                                   Notes will rank pari passu in the right of payment. Due
                                   to the limitations set forth in the Company's bank
                                   credit facilities and in the Indenture, the Company
                                   currently has no intention to issue debt that will rank
                                   senior to the New Notes.

                           INVESTMENT CONSIDERATIONS

  Prospective purchasers of the New Notes should carefully consider all of the information set forth in this Prospectus and, in particular, the information set forth under "Investment Considerations" before making an investment in the New Notes.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

                                      FISCAL YEAR(A)
                         -------------------------------------------------
                                  (DOLLARS IN MILLIONS)
                           1993        1992    1991       1990       1989
                         --------     ------  ------     ------     ------
SUMMARY OF OPERATIONS
Sales................... $1,029.4     $789.2  $754.0     $805.2     $789.3
Manufacturing
 margins(b).............    238.1      176.6   150.8      172.4      178.2
Percent of sales........     23.1%      22.4%   20.0%      21.4%      22.6%
Operating earnings
 (loss)(c).............. $  (23.8)(d) $ 43.2  $(58.3)(e) $  6.8(f)  $ 56.8
Interest expense........    (15.7)     (19.1)  (19.1)     (19.7)     (22.5)
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of changes in
 methods of accounting..    (45.4)(d)   16.1   (83.1)(e)  (13.6)(f)   21.8
Net earnings (loss).....   (101.9)(d)   21.5  (100.2)(e)  (24.3)(f)   17.4
BALANCE SHEET DATA (AT
 YEAR END)
Working capital......... $  114.3     $191.8  $188.0     $253.6     $259.0
Total assets............    729.6      578.9   598.4      693.0      686.1
Total debt..............    185.2      175.6   162.8      169.4      195.5
Shareholders' equity....    124.1      134.4   129.0      247.7      226.6
OTHER DATA
EBITDA(g)............... $   72.2     $ 64.1  $ 40.8     $ 57.1     $ 79.7
Ratio of EBITDA to in-
 terest expense(h)......      4.6        3.4     2.1        2.9        3.5
Capital expenditures.... $   23.4     $ 17.6  $ 15.5     $ 34.1     $ 33.6
Backlog of unfilled or-
 ders at year end.......    246.0      249.6   277.3      268.6      315.0

- --------
Note: See "Recent Developments", "Selected Historical Financial Data" and
    "Selected Historical Segment Information". See also "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(a) 1992 includes 53 weeks as compared to 52 weeks included in 1993, 1991, 1990 and 1989.
(b) Represents gross profit, which is sales less cost of products sold.
(c) Represents earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting before net interest expense and taxes.
(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a nonrecurring charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and nonrecurring charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business. Additional charges totaling $52.1 million related to the adoption of S.F.A.S. 109, "Accounting for Income Taxes" and S.F.A.S. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", as well as an extraordinary loss of $4.4 million related to the early extinguishment of debt are included in the net loss for 1993.
(e) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a nonrecurring charge of $75.1 million for plant closing and the relocation of certain machine tool manufacturing operations. An additional charge of $14.9 million related to the revaluation for sale of LK Tool is included in net earnings for fiscal year 1991.
(f) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1990 includes a nonrecurring charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.
(g) Represents operating earnings (loss), excluding nonrecurring charges, before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by an investor as an alternative to net income or as an indicator of the Company's operating performance.

(h) Under the terms of the Company's revolving credit facility, the Company may not permit the ratio of EBITDA to the sum of interest expense plus dividends to be less than 1.50 to 1. Failure to satisfy such requirement would result in a default under the revolving credit facility. In the event of any default, depending on the actions taken by the holders of the debt, the Company could be prohibited from making any payments of principal or interest on the New Notes for a period of time. In addition, in certain cases, such holders could elect to declare all amounts borrowed under their respective debt instruments, together with accrued interest, to be due and payable. If the Company were unable to repay such amounts, the holders of the New Notes may not be entitled to receive any payment until such declaration was rescinded or such debt was discharged or paid in full. If the indebtedness were to be accelerated, there could be no assurance that the assets of the Company would be sufficient to repay in full borrowings including the New Notes.

                                  THE COMPANY

  Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools and industrial products for metalworking, as well as related computer controls and software for factory automation.

  The Company sells products and provides services to industrial customers throughout the world. The Company has a long-standing reputation for quality and technological leadership. Virtually all of its plastics machinery products and machine tools are computer-controlled and many include advanced applications software. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884.

  In recent years, the Company has undertaken a major program, called "Wolfpack", for product development, process improvement and modernization. The objectives of Wolfpack are to design and produce new products at world-competitive levels of quality, performance, efficiency and cost. The key principles of the Wolfpack philosophy are teamwork, a "market-driven" approach, "simultaneous engineering", reduction and standardization of parts, design for manufacturability and integrated, just-in-time manufacturing. Wolfpack teams develop marketable products faster than conventional teams with improved quality, features and cost and quality performance ratios. Compared to the products they replace, Wolfpack-products typically have achieved a 30 to 50 percent reduction in each of the following areas: product development cycles, number of total parts, manufacturing lead time, installation time and overall cost. In 1993, Wolfpack designed products accounted for substantially all of the Company's plastics machinery sales and approximately one-half of the Company's machinery portion of its machine tool segment sales.

  Early in 1993, the Company acquired GTE Valenite Corporation ("Valenite"), which the Company believes is the second largest U.S. and third largest worldwide producer of metalcutting systems. The acquisition of Valenite was part of the Company's strategic objective to expand its industrial products segment and thereby balance revenues among its three business segments of plastics machinery, machine tools and industrial products. Later in 1993, the Company acquired Ferromatik, a German manufacturer of plastic injection molding machines. The Company expects the acquisition to expand its plastics processing technology and product line offering and help the Company achieve its objective of establishing a plastics machinery manufacturing and distribution base in Germany to serve Europe and other markets. With this acquisition, plastics machinery is now the Company's largest segment.

  On February 10, 1994, the Company announced a major consolidation of its U.S. machine tool operations to Cincinnati and a fourth quarter 1993 nonrecurring charge of $47.1 million to cover the costs of the plan. Production at the Company's two machine tool facilities in South Carolina will be phased out and the plants closed by year-end 1994, resulting in a planned net reduction of approximately 235 jobs in relation to actual year-end 1993 personnel levels. The Company will transfer most of the modern machines and systems in South Carolina now used to manufacture horizontal machining centers and turning centers to its Cincinnati facilities. The incremental cash required in 1994, before considering any proceeds from the disposition of assets, will be approximately $18 million. The consolidation, once fully implemented, is expected to result in annual cost savings of approximately $16 million. The consolidation addresses excess manufacturing capacity created by two factors: the Company's successful Wolfpack program, which has significantly reduced the hours and floorspace required to manufacture and assemble machine tool products; and the unusually steep recession in the aerospace industry, which has dramatically lowered demand for the Company's advanced machine tool systems.

  On February 4, 1994, the Company sold its Sano blown and cast film systems business which incurred an operating loss of approximately $26.3 million in 1993, which included charges totaling $22.8 million for the disposition of this subsidiary.

  Cincinnati Milacron's principal executive office is located at 4701 Marburg Avenue, Cincinnati, Ohio 45209 and its telephone number is (513) 841-8100.

BUSINESS SEGMENT INFORMATION

  Plastics Machinery. The Company is the largest U.S. producer of plastics machinery. In 1993, the Company's plastics machinery segment sales were $357 million, of which approximately 70% were to customers in the U.S.

  The Company believes it offers more varieties of machinery to process plastics than any other U.S. company and that its electronic controls and software enhancements are key selling features.

  The Company's plastics machinery segment consists of three major businesses: injection molding machines, extrusion systems and blow molding systems. Sales of injection molding machines constitute over one-half of the sales of the Company's plastics machinery segment.

  Injection molding, the most common plastics processing technology, is used to make a wide variety of parts and products ranging from housewares and consumer goods to medical supplies and industrial components. As part of its Wolfpack program, the Company has introduced a broad line of Vista injection molding machines. In addition, the Company manufactures a variety of extrusion and blow molding systems, which are used to produce construction materials, containers, industrial parts and toys. The Company also sells specialty equipment consisting of small electric injection molding machines, and auxiliary equipment, such as chillers, feeders and heaters, all of which are manufactured by others to the Company's specifications. In addition, the Company offers contract services for rebuilding and retrofitting many types of plastics processing equipment with new Cincinnati Milacron electronic controls and software. In February 1994, the Company sold its Sano blown and cast film systems business which had 1993 sales of approximately $10 million.

  On November 8, 1993, the Company acquired Ferromatik, one of Europe's leading producers of injection molding machines. Ferromatik is recognized for its high-end technology including multi-color machines, multi-component systems and other specialty applications. The Company expects the Ferromatik acquisition to expand its technology base and product line and help it achieve its objective of establishing a manufacturing and distribution base in Germany to serve Europe and other markets. The acquisition included the Ferromatik lines of hydraulic and electric injection molding machines and a modern manufacturing facility in Malterdingen, Germany, as well as Ferromatik's worldwide marketing, sales and service network. The Company believes Ferromatik provides a complementary fit with its existing injection molding machine business. The purchase price, including assumed debt of approximately $6 million, was approximately $56 million. The amount of the purchase price paid was based upon estimates of the amount of assets and liabilities of Ferromatik, and is subject to adjustment as set forth in the purchase agreement. The Company financed the purchase by drawing upon its revolving credit facility of $130 million and the Company's existing European lines of credit.

  During Ferromatik's fiscal years ended September 30, 1993, and 1992, its manufacturing operations were restructured to improve efficiency and reduce personnel levels. In September 1993, Ferromatik and its Works Council agreed to a Social Plan that permits further personnel reductions based upon sales volume and certain other factors. The Company and Ferromatik have identified additional restructuring actions that are intended to increase Ferromatik's profitability in the future. See "Business--Plastics Machinery Business".

  Machine Tools. The Company is a leading U.S. producer of machine tools. A machine tool is a power-driven machine, not hand-held, that is used to cut, form or shape metal. Machine tools are typically installed as capital equipment in metalworking industries. In 1993, the Company's machine tool segment sales were $355 million, of which approximately 75% were to customers in the U.S. The Company's machine tool segment is comprised of three focused businesses: standard machine tool products, advanced machine tool systems and electronic systems.

  Standard machine tool products include horizontal and vertical machining centers and turning centers that are used by a wide variety of industries engaged in basic metalworking operations, including machine shops. These standard machines are often incorporated into automated flexible manufacturing cells, which are machine tools linked together using computers, software and materials-handling equipment to automate and integrate all necessary functions, allowing for lightly-manned or unattended operation.

  Advanced machine tool systems consist of products for many markets, including large, multi-axis metalcutting and composites processing systems for the aerospace industry; large, multi-axis machines for manufacturers of farm, construction, off-road and power generation equipment and for the die and mold industry; applied production turning centers and centerless grinding machines primarily for the automotive industry and for bearing manufacturers.

  The Company's electronic systems business designs and manufactures computer controls and develops proprietary software for the Company's machine tools, automated flexible manufacturing cells and plastics machinery.

  Due to reductions in aircraft sales by aircraft manufacturers throughout the world, as well as reductions in new model development by aircraft manufacturers, demand for machine tools by the aerospace industry has fallen significantly in the past two years. In response to this and other factors, the Company has announced a major consolidation of its U.S. machine tool operations. See "Recent Developments".

  Industrial Products. The Company is a leading producer of three basic types of industrial products: metalworking fluids, precision grinding wheels, and, through the acquisition of Valenite, metalcutting tools. Most of the Company's industrial products are consumable, which means they are depleted during the process for which they are used, offering the Company a continuous opportunity to sell replacement products to its customers. In 1993, sales of the Company's industrial products segment, including Valenite's sales for 11 months, were $317 million, of which approximately 70% were to customers in the U.S.

  The Company produces metalworking fluids used as lubricants and coolants in a wide variety of metalcutting and metalforming operations. The Company is a full-line supplier, offering water-based fluids (synthetics), water-based oil-bearing fluids (semi-synthetics) and oil-based fluids.

  The Company designs and manufacturers a wide variety of precision abrasive grinding wheels, including resin-bonded, vitrified, diamond and synthetic types. In the manufacture of its grinding wheels, the Company believes its proprietary formulae and modern production equipment and techniques provide competitive advantages in terms of product quality, lower production costs and faster deliveries.

  On February 1, 1993, the Company completed the acquisition of Valenite for approximately $69 million in cash (of which approximately $3 million was subsequently repaid to the Company as a post-closing purchase price adjustment) and $11 million of assumed debt. In 1993, Valenite's sales were $209 million, of which approximately 65% were to customers in the U.S. The Company believes Valenite is the second largest producer of metalcutting tool systems in the U.S. and the third largest worldwide. Valenite has strong positions in carbide die and wear products for metalforming and in products requiring the wear and corrosion resistant properties of tungsten carbide. Products currently offered include a full line of indexable inserts for metalcutting made from tungsten and other carbides, cermet, ceramic, cubic boron nitride and polycrystalline diamond materials; a full range of standard special steel insert holders used in machine tools; as well as a range of related products, including special dedicated tooling, extruded carbide products, carbide die and wear-resistant parts, and electronic gauging systems for quality control of the metal-removal process. Approximately 80% of Valenite's sales in 1993 were cutting tool inserts and related insert holders.

  In connection with the Valenite acquisition, the Company initiated a major restructuring program, developed with Valenite's management, designed to improve Valenite's profitability by lowering working capital requirements, reducing overall expenses, increasing the level of plant modernization and improving capacity utilization. This restructuring program includes the consolidation of production through the closing of eleven production facilities, the downsizing of two production facilities and net employee reductions in excess of 500 and is expected to be completed in 1994. The restructuring was originally expected to yield annual cost savings of $15.6 million and is now expected to yield annual savings of up to 20% more than the original estimate.

                              RECENT DEVELOPMENTS

  On February 10, 1994, the Company announced a major consolidation of its U.S. machine tool operations. The Company will close its plants in Fountain Inn and Greenwood, South Carolina, and move production of standard horizontal machining centers and turning centers to its machine tool facilities in Cincinnati, which produces advanced machine tools and systems for the automotive, aerospace and other industries.

  The plan calls for phasing out production at the two South Carolina plants, closing them and moving their modern machines and systems to Cincinnati by the end of the year, as well as consolidating machine tool service and spare parts operations in Cincinnati. A nonrecurring charge of $47.1 million was recorded in the fourth quarter of 1993 to cover the costs involved. Overall, the consolidation will reduce the machine tool segment's employment by a net 235, or 12%, and floorspace by almost 400,000 square feet, or 25%. The incremental cash required in 1994, before considering any proceeds from the disposition of assets, will be approximately $18 million. The consolidation, once fully implemented, is expected to result in annual cost savings of approximately $16 million.

  The consolidation addresses excess manufacturing capacity created by two factors: the Company's successful Wolfpack program, which has significantly reduced the hours and floorspace required to manufacture and assemble machine tool products; and the unusually steep recession in the aerospace industry, which has dramatically lowered demand for the Company's advanced machine tool systems.

  As part of the consolidation plan, the Company will move highly advanced machine tools and flexible manufacturing cells from South Carolina to its Cincinnati facilities. The Cincinnati facilities, with their heavy crane capacity, reinforced floors and wide and high bay areas, have the flexibility to adapt to the manufacture of a wide range of products, from small turning centers to huge 100-yard-long aerospace profilers.

  On February 4, 1994, the Company sold its Sano blown and cast film systems business which incurred an operating loss of approximately $26.3 million in 1993, which loss included charges totaling $22.8 million for the disposition of this subsidiary.

  On April   , 1994, the Company reported results for the quarter ended March
26, 1994 on the 1994 Form 10-Q. The Company reported sales and net earnings for the first quarter of $245.5 million and $5.0 million respectively. Cash and cash equivalents on hand decreased by $2.0 million over the period to $16.8 million. Further financial data and Management Discussion and Analysis of Financial Condition and Results of Operations for the first quarter of 1994 is contained in the 1994 Form 10-Q, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

                           INVESTMENT CONSIDERATIONS

  Prospective purchasers of the New Notes should carefully consider the following investment considerations, as well as other information set forth in this Prospectus, before making an investment in the New Notes.

LACK OF PUBLIC MARKET FOR THE NEW NOTES; RESTRICTIONS ON RESALE

  The New Notes are new securities for which there currently is no public market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) Market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated quotation system.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

LEVERAGE

  The Company's ratio of total debt to total capitalization as of January 1, 1994 was 60%. This degree of leverage may make it more difficult to incur further indebtedness.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

RECENT LOSSES

  The Company had losses from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting and before net interest expense of $58.3 million and $23.8 million in fiscal years 1991 and 1993, respectively, and net losses of $24.3 million, $100.2 million and $101.9 million in fiscal years 1990, 1991 and 1993, respectively. While the Company had earnings from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting and before net interest expense of $9.8 million and net earnings of $5.0 million in the first quarter of fiscal year 1994, there can be no assurance that the Company will operate profitably in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the Exchange Offer. The proceeds to the Company from the sale of the Old Notes were approximately $112,183,650. The Company is in the process of using such proceeds to (i) repay short-term debt (some of which was incurred to fund the acquisition of Ferromatik), including approximately $33 million of debt outstanding under the Company's revolving credit facility (which debt matures at various times, not later than July 20, 1995, and has a floating interest rate currently at approximately 4.5% per annum) and approximately $17 million in the aggregate of overseas bank debt (which debt matures at various times within 60 days, with varying interest rates, depending on the currency, averaging approximately 7.2% per annum), and (ii) redeem the Company's $60 million outstanding 8 3/8% Notes Due 1997.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at January 1, 1994, and as adjusted to give effect to the offering of the Old Notes and the application of the proceeds of the offering of the Old Notes as described under "Use of Proceeds".

                                                                AS ADJUSTED FOR
                                                                THE OFFERING OF
                                                        ACTUAL   THE OLD NOTES
                                                        ------  ---------------
                                                        (DOLLARS IN MILLIONS,
                                                           EXCEPT PER SHARE
                                                               AMOUNTS)
Amounts payable to banks............................... $ 74.2      $ 24.2
Long-term debt and lease obligations:
  8 3/8%Notes due 2004.................................     --       115.0
  8 3/8% Notes due 1997................................   60.0          --
  12% Sinking Fund Debentures due 2010.................   10.8        10.8
  Industrial Development Revenue Bonds due 2008........   10.0        10.0
  Revolving credit facility............................   10.0        10.0
  Other long-term debt and capital lease obligations...   20.2        20.2
                                                        ------      ------
    Total long-term debt and capital lease obligations.  111.0       166.0
Shareholders' Equity:
  4% Cumulative Preferred Shares--authorized, issued
   and outstanding 60,000 shares, $100 par value per
   share, redeemable at $105 a share...................    6.0         6.0
  Common Shares--authorized 50,000,000 shares,
   33,531,723 shares outstanding, $1.00 par value per
   share(a)............................................   33.5        33.5
  Capital in excess of par value.......................  251.3       251.3
  Accumulated deficit.................................. (151.2)     (151.2)
  Cumulative foreign currency translation adjustments..  (15.5)      (15.5)
                                                        ------      ------
    Total shareholders' equity.........................  124.1       124.1
                                                        ------      ------
    Total capitalization............................... $309.3      $314.3
                                                        ======      ======

- --------

Note: The information set forth in the table and accompanying notes should be read in conjunction with the audited consolidated financial statements of the Company and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the audited consolidated financial statements of Valenite and Ferromatik and related notes thereto incorporated into this Prospectus by reference to the Company's 1993 and 1994 Form 8-Ks. The table does not reflect the Company's sales of interests in certain accounts receivable to third parties. As of January 1, 1994, the amount of the accounts receivable sold was $61 million.
(a) In addition, at January 1, 1994, stock options for 1,717,075 shares were outstanding. The 1994 Long-Term Incentive Plan was approved by the Company's Board of Directors on February 10, 1994, and, subject to shareholder approval, will provide for the granting of up to 2,000,000 additional shares in the form of stock options, restricted stock and performance awards. The prior plan expired on December 31, 1993, and additional shares may no longer be granted thereunder.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Company is set forth below for the periods indicated.

                               FISCAL YEAR
         ------------------------------------------------------------------------------------------
         1993             1992                 1991                    1990                    1989
         ----             ----                 ----                    ----                    ----
         -- (a)           2.2                  -- (b)                  -- (c)                  2.6

- --------
(a) The deficiency of $37.2 million in fiscal year 1993 results from a nonrecurring charge of $47.1 million for the consolidation of domestic machine tool manufacturing operations and nonrecurring charges totaling $22.8 million for the disposition of the Company's Sano business.
(b) The deficiency of $73.8 million in fiscal year 1991 results from a nonrecurring charge of $75.1 million for plant closing and relocation of certain machine tool manufacturing operations.
(c) The deficiency of $9.0 million in fiscal year 1990 results from a nonrecurring charge of $26.6 million for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

  For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding earnings (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting, interest expense, interest capitalized, amortization of debt discount, and the portion of rents representative of an interest factor. Fixed charges consist of interest expense, interest capitalized and the portion of the rents representative of an interest factor. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the amount of coverage deficiency (in millions), instead of the ratio, is disclosed in the footnotes. Earnings as defined includes significant non-cash charges for depreciation and amortization.

                       SELECTED HISTORICAL FINANCIAL DATA

                                                FISCAL YEAR(A)
                                   --------------------------------------------------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                   AMOUNTS)
                                     1993        1992    1991        1990       1989
                                   --------     ------  -------     ------     ------
STATEMENT OF EARNINGS
Sales............................  $1,029.4     $789.2  $ 754.0     $805.2     $789.3
Cost of products sold............     791.3      612.6    603.2      632.8      611.1
                                   --------     ------  -------     ------     ------
  Manufacturing margins..........     238.1      176.6    150.8      172.4      178.2
Other costs and expenses
  Selling and administrative.....     191.3      133.6    132.2      136.0      123.2
  Consolidation charge...........      47.1 (b)     --       --         --         --
  Disposition of subsidiary......      22.8 (b)     --       --         --         --
  Closing and relocation charge..        --         --     75.1(c)      --         --
  Special charge.................        --         --       --       26.6(d)      --
  Other--net.....................        .7        (.2)     1.8        3.0       (1.8)
                                   --------     ------  -------     ------     ------
    Total other costs and
     expenses....................     261.9      133.4    209.1      165.6      121.4
                                   --------     ------  -------     ------     ------
Operating earnings (loss)........     (23.8)      43.2    (58.3)       6.8       56.8
Interest
  Interest income ...............       2.3        2.9      4.0        5.1        5.6
  Interest expense...............     (15.7)     (19.1)   (19.1)     (19.7)     (22.5)
                                   --------     ------  -------     ------     ------
    Interest--net................     (13.4)     (16.2)   (15.1)     (14.6)     (16.9)
                                   --------     ------  -------     ------     ------
Earnings (loss) from continuing
 operations before income taxes,
 extraordinary items and
 cumulative effect of changes in
 methods of accounting...........     (37.2)      27.0    (73.4)      (7.8)      39.9
Provision for income taxes.......       8.2       10.9      9.7        5.8       18.1
                                   --------     ------  -------     ------     ------
Earnings (loss) from continuing
 operations before extraordinary
 items and cumulative effect of
 changes in methods of
 accounting......................     (45.4)(b)   16.1    (83.1)(c)  (13.6)(d)   21.8
Discontinued operations net of
 income taxes....................        --         --    (17.1)(e)  (10.7)(f)  (10.1)(g)
Extraordinary items
  Tax benefit from loss
   carryforward..................        --        5.4       --         --        5.7
  Loss from early extinguishment
   of debt.......................      (4.4)(b)     --       --         --         --
Cumulative effect of changes in
 methods of accounting...........     (52.1)(b)     --       --         --         --
                                   --------     ------  -------     ------     ------
Net earnings (loss)..............  $ (101.9)    $ 21.5  $(100.2)    $(24.3)    $ 17.4
                                   ========     ======  =======     ======     ======
Earnings (loss) per common share
  Earnings (loss) from continuing
   operations before extraordinary
   items and cumulative effect of
   changes in methods of
   accounting....................  $  (1.41)    $  .58  $ (3.04)    $ (.54)    $  .88
  Discontinued operations net of
   income taxes..................        --         --     (.63)      (.41)      (.41)
  Extraordinary items
    Tax benefit from loss
     carryforward................        --        .19       --         --        .23
    Loss from early
     extinguishment of debt......      (.14)        --       --         --         --
  Cumulative effect of changes in
   methods of accounting.........     (1.61)        --       --         --         --
                                   --------     ------  -------     ------     ------
  Net earnings (loss)............  $  (3.16)    $  .77  $ (3.67)    $ (.95)    $  .70
                                   ========     ======  =======     ======     ======

- --------
(continued on next page)

                                                 FISCAL YEAR(A)
                                     --------------------------------------
                                             (DOLLARS IN MILLIONS)
                                      1993    1992    1991    1990    1989
                                     ------  ------  ------  ------  ------
BALANCE SHEET DATA (AT YEAR-END)
Working capital....................  $114.3  $191.8  $188.0  $253.6  $259.0
Property, plant and equipment--net.   184.0   121.1   129.7   159.2   146.4
Total assets.......................   729.6   578.9   598.4   693.0   686.1
Long-term debt and lease obliga-
 tions.............................   107.6   154.4   155.9   157.3   165.8
Total debt.........................   185.2   175.6   162.8   169.4   195.5
Shareholders' equity...............   124.1   134.4   129.0   247.7   226.6
OTHER DATA
Total debt to total capital ratio..      60%     57%     56%     41%     46%
EBITDA(h)..........................  $ 72.2  $ 64.1  $ 40.8  $ 57.1  $ 79.7
Ratio of EBITDA to interest
 expense(i)........................     4.6     3.4     2.1     2.9     3.5
Dividends paid to common sharehold-
 ers...............................  $ 11.6  $ 10.0  $ 17.3  $ 18.6  $ 17.5
Capital expenditures...............    23.4    17.6    15.5    34.1    33.6
Backlog of unfilled orders at year-
 end...............................   246.0   249.6   277.3   268.6   315.0

- --------
(a) 1992 includes 53 weeks as compared to 52 weeks included in 1993, 1991, 1990 and 1989.

(b) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a nonrecurring charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and nonrecurring charges totaling $22.8 million (with no current tax effect), for the disposition of the Company's Sano business. Additional charges totaling $52.1 million related to the adoption of S.F.A.S. 109, "Accounting for Income Taxes" and S.F.A.S. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", as well as an extraordinary loss of $4.4 million related to the early extinguishment of debt are included in the net loss for 1993.

(c) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a nonrecurring charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations.

(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1990 includes a nonrecurring charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

(e) Includes a charge of $14.9 million (with no current tax effect) related to the revaluation for sale of LK Tool.

(f) Includes a provision for loss on the sale of the discontinued industrial robot business of $1.7 million (with no current tax effect) as well as a nonrecurring charge related to LK Tool of $6.2 million (with no current tax effect).

(g) Includes a loss on the sale of the discontinued laser machine operations of $4.5 million.

(h) Represents operating earnings, excluding nonrecurring charges, before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by an investor as an alternative to net income or as an indicator of the Company's operating performance.

(i) Under the terms of the Company's revolving credit facility, the Company may not permit the ratio of EBITDA to the sum of interest expense plus dividends to be less than 1.50 to 1. Failure to satisfy such requirement would result in a default under the revolving credit facility. In the event of any default, depending on the actions taken by the holders of the debt, the Company could be prohibited from making any payments of principal or interest on the New Notes for a period of time. In addition, in certain cases, such holders could elect to declare all amounts borrowed under their respective debt instruments, together with accrued interest, to be due and payable. If the Company were unable to repay such amounts, the holders of the New Notes may not be entitled to receive any payment until such declaration was rescinded or such debt was discharged or paid in full. If the indebtedness were to be accelerated, there could be no assurance that the assets of the Company would be sufficient to repay in full borrowings including the New Notes.

                    SELECTED HISTORICAL SEGMENT INFORMATION

                                             FISCAL YEAR(A)
                                -----------------------------------------------
                                         (DOLLARS IN MILLIONS)
                                  1993     1992    1991    1990    1989
                                --------  ------  ------  ------  ------
Sales
 Plastics machinery............ $  357.2  $301.4  $267.6  $272.8  $287.1
 Machine tools.................    355.0   379.7   383.7   433.7   403.1
 Industrial products (b).......    317.2   108.1   102.7    98.7    99.1(c)
                                --------  ------  ------  ------  ------
   Total sales................. $1,029.4  $789.2  $754.0  $805.2  $789.3
                                ========  ======  ======  ======  ======
Backlog of unfilled orders at
 year-end
 Plastics machinery............ $   85.5  $ 56.1  $ 53.3  $ 48.7  $ 50.6
 Machine tools.................    123.9   188.8   219.7   216.1   260.7
 Industrial products (b).......     36.6     4.7     4.3     3.8     3.7
                                --------  ------  ------  ------  ------
   Total backlog............... $  246.0  $249.6  $277.3  $268.6  $315.0
                                ========  ======  ======  ======  ======
Operating earnings (loss)
 Plastics machinery............ $   26.6  $ 22.8  $ 14.6  $ 17.4  $ 33.7
 Machine tools.................      3.9     8.9    (6.6)    6.2    11.6
 Industrial products (b).......     27.1    17.7    18.3    19.2    20.6(d)
 Consolidation charge, closing
  and relocation charge and
  special charge (e)...........    (47.1)     --   (75.1)  (26.6)     --
 Disposition of subsidiary
  (f)..........................    (22.8)     --      --      --      --
 Unallocated corporate
  expenses (g).................    (11.5)   (6.2)   (9.5)   (9.4)   (9.1)
                                --------  ------  ------  ------  ------
 Operating earnings (loss).....    (23.8)   43.2   (58.3)    6.8    56.8
 Interest--net.................    (13.4)  (16.2)  (15.1)  (14.6)  (16.9)
                                --------  ------  ------  ------  ------
 Earnings (loss) from
  continuing operations before
  income taxes, extraordinary
  items and cumulative effect
  of changes in methods of
  accounting................... $  (37.2) $ 27.0  $(73.4) $ (7.8) $ 39.9
                                ========  ======  ======  ======  ======
Capital expenditures
 Plastics machinery............ $    4.2  $  6.2  $  6.5  $ 14.4  $ 14.8
 Machine tools.................      8.8     7.1     7.5    15.3    16.5
 Industrial products (b).......     10.4     4.3     1.5     4.4     2.3
                                --------  ------  ------  ------  ------
   Total capital expenditures.. $   23.4  $ 17.6  $ 15.5  $ 34.1  $ 33.6
                                ========  ======  ======  ======  ======
Identifiable assets
 Plastics machinery............ $  289.0  $219.9  $202.9  $202.1  $177.9
 Machine tools.................    243.1   282.8   310.9   360.1   395.0
 Industrial products (b).......    174.4    56.8    63.7    82.1    68.7
 Unallocated corporate assets
  (h)..........................     23.1    19.4    20.9    48.7    44.5
                                --------  ------  ------  ------  ------
   Total assets................ $  729.6  $578.9  $598.4  $693.0  $686.1
                                ========  ======  ======  ======  ======

- --------
(a) 1992 includes 53 weeks as compared to 52 weeks included in 1993, 1991, 1990 and 1989.

(b) The 1993 increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993.

(c) Includes sales of $8.1 million from semiconductor materials operations which were sold in early 1989.

(d) Includes gain of $3.4 million from the sale of semiconductor materials operations in 1989.

(e) These charges relate to the machine tool segment.

(f) This charge relates to the disposition of Sano, which was included in the Company's plastics machinery segment.

(g) Includes corporate research and development and certain administrative expenses. The 1993 amount includes amortization of financing costs and costs related to the sale of receivables totaling $3.0 million.
(h) Includes cash and cash equivalents and the assets of the Company's insurance and utility subsidiaries.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

 General

  In connection with the sale of the Old Notes pursuant to a Purchase Agreement dated as of March 9, 1994, between the Company and CS First Boston Corporation, as representative of the Initial Purchasers, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement.

  Under the Registration Rights Agreement, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes within 30 days after March 16, 1994, the date the Old Notes were issued (the "Issue Date"), and (ii) use its best efforts to cause the Registration Statement to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby if commenced and consummated within such applicable time periods will satisfy those requirements under the Registration Rights Agreement. See "Description of the New Notes--Exchange Offer; Registration Rights".

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer.

  As of     , 1994, $115,000,000 aggregate principal amount of Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is being
sent to all registered holders as of     , 1994. The Company's obligation to
accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions".

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

  In the event the Exchange Offer is consummated, subject to certain exceptions, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the United States securities laws. See "Investment Considerations--Consequences of Failure to Exchange".

 Expiration Date; Extensions; Amendments

  The term "Expiration Date" shall mean      , 1994, unless the Company, in its
sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

  No vote of the Company's security holders is required under applicable law to effect the Exchange Offer and no such vote (or proxy therefor) is being sought hereby.

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law, the state in which the Company is incorporated.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from March 16, 1994. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the New Notes.

  Interest on the New Notes is payable semi-annually on March 15 and September 15 of each year, accruing from March 16, 1994, at the rate of 8 3/8% per annum.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions", to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and that such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder is an affiliate of the Company, that such holder will comply with the prospectus delivery requirements of the Securities Act. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities, or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution".

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. If by July 14, 1994, neither the Exchange Offer is consummated nor a shelf registration statement (the "Shelf Registration Statement") is declared effective, interest will accrue on the Old Notes from and including July 15, 1994, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 7/8% per annum. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on such Old Notes.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may book-entry deliver Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states.

EXCHANGE AGENT

  BankAmerica National Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                By Mail:                      By Hand/Overnight Delivery:
   BankAmerica National Trust Company      BankAmerica National Trust Company
       Corporate Trust Operations              Corporate Trust Operations
  P.O. Box 464, Bowling Green Station            One World Trade Center
     New York, New York 10274-0464                     18th Floor
                                                New York, New York 10048

                     Facsimile Transmission: (212) 390-3116

                      Confirm by Telephone: (212) 390-3042

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, and are estimated in the aggregate to be $150,000, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, which is the principal amount of such Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company operates in three principal business segments: plastics machinery, machine tools and industrial products. See "Selected Historical Segment Data" for financial information for each of these segments.

1993 Compared to 1992

 Sales

  Sales in 1993 were $1,029 million, which represented a $240 million increase over 1992. This increase was primarily attributable to the $209 million increase in sales of industrial products which resulted from the acquisition of Valenite in February 1993. The plastics machinery sales increase totaled $56 million, or 19%; $15 million of the increase resulted from the Ferromatik acquisition, but the largest factor in the increase resulted from higher domestic sales of injection molding machines. Machine tool sales declined by $25 million, or 7%, due to the decline in sales of advanced machine tools for the aerospace market.

  Sales of all segments to foreign markets increased in 1993 by $55 million to $298 million due to the effect of the acquisitions. Export shipments increased by $7 million due to the acquisition of Valenite which more than offset reductions in exports of injection molding machines and advanced machine tools to Europe.

 New Orders and Backlog

  New orders for 1993 were $970 million, which represented a $208 million increase over 1992. The increase was caused by a $60 million, or 20%, improvement in plastics machinery orders and by orders totaling $209 million for Valenite. Machine tool orders declined by $61 million, or 17%. This decline was caused principally by (i) a large order (over $25 million) received in the third quarter of 1992 and not repeated in 1993, (ii) reduced demand from customers in the aerospace industry resulting in a sales decline of about $18 million and (iii) the discontinuation of certain less profitable product lines resulting in a sales decline of about $12 million. Export orders approximated $100 million in 1993 and 1992; in 1993, export orders for industrial products increased due to the Valenite acquisition while export orders for plastics machinery and machine tools declined.

  At January 1, 1994, the backlog of unfilled orders was $246 million, down from $250 million a year ago, reflecting reduced orders for aerospace equipment which was partially offset by the acquisitions of Valenite and Ferromatik and the increased backlog of orders for other plastics machinery products.

 Margins, Costs and Expenses

  Manufacturing margins increased from 22.4% in 1992 to 23.1% in 1993. Margins for plastics machinery continued to be held back due to competitive pricing pressures in the U.S. and Europe. Margins for machine tools declined primarily due to the severe reduction in shipments of advanced machine tools to aerospace customers that resulted in significant excess capacity costs late in 1993. Margins for industrial products, excluding Valenite, declined in 1993 due in part to reduced volume of European cutting fluids. The Valenite acquisition contributed 1.8 percentage points to the overall increase in manufacturing margins in 1993.

  Selling and administrative expense for 1993 increased over 1992 due to increased sales. Excluding the effects of the Valenite acquisition, selling expense remained constant at approximately 14% of sales. Administrative expense increased primarily due to the Valenite acquisition.

  Interest expense, net of interest income, for 1993 decreased by $2.8 million compared with 1992. This reduction resulted primarily from the redemption of $60 million of the Company's 12% Sinking Fund Debentures due 2010.

 Consolidation Charge

  A nonrecurring charge of $47.1 million was recorded in 1993 for the consolidation of U.S. machine tool manufacturing into facilities in Cincinnati. Production at the Company's two machine tool facilities in Fountain Inn and Greenwood, South Carolina are being phased out and the plants are expected to be closed by year-end 1994. The consolidation will reduce the machine tool segment's employment by a planned net reduction of 235 people and U.S. floorspace by almost 400,000 square feet, or 25%. The $47.1 million consolidation charge includes amounts for severance and other fringe benefits ($9.1 million), costs to relocate key employees and production, including equipment and inventory from South Carolina to Cincinnati, Ohio ($10.0 million), costs to phase out discontinued product lines ($6.1 million), costs associated with the sale and estimated loss on the disposal of plant and equipment ($4.9 million), accrual for operating losses through the closing dates of the South Carolina facilities by year-end 1994 ($13.6 million) and other miscellaneous costs ($3.4 million).

  The consolidation addresses excess manufacturing capacity created by two factors: the Company's successful Wolfpack program, which has significantly reduced the hours and floorspace required to manufacture and assemble machine tool products; and the unusually steep recession in the aerospace industry, which has dramatically lowered demand for the Company's advanced machine tool systems. Excess U.S. manufacturing capacity costs for machine tools were approximately $3.5 million during the fourth quarter of 1993.

  The consolidation is expected to result in an incremental cash requirement for 1994, before considering any proceeds from the disposition of assets, of approximately $18 million which will be funded by operations and bank borrowings. The consolidation plan includes a provision for the phase out of production in South Carolina offset by a simultaneous ramp up of production in Cincinnati in order to minimize the effect of the consolidation on 1994 sales. The Company currently anticipates some temporary production delays during the consolidation process. The consolidation, once fully implemented, is expected to result in annual cost savings of approximately $16 million.

 Disposition of Subsidiary

  The Company's Sano subsidiary incurred an operating loss of approximately $26.3 million in 1993, which included charges totaling $22.8 million for the disposition of the subsidiary. The decision to sell Sano was due in part to continuing operating losses. In addition, the Sano business does not serve a major global market with good long-term growth and profit potential and as a result, does not meet the Company's criteria for a core business. The business was sold in February 1994 and the transaction is not expected to affect the Company's 1994 financial results.

 Income Taxes and Extraordinary Tax Benefit

  The provision for income taxes in 1993 consists of domestic state and local taxes and certain foreign taxes. Current tax benefits were not offset against the domestic loss that was caused by the nonrecurring charges described above, in accordance with new income tax accounting rules adopted in 1993. In addition, current tax benefits could not be recognized for losses in certain foreign jurisdictions. At the end of 1993, for U.S. Federal tax reporting purposes, the Company has a U.S. net operating loss carryforward of approximately $19 million which expires in 2008.

  The provision for income taxes in 1992 of approximately 40% includes the Federal statutory rate as well as the effect of state and local and foreign income taxes.

  The extraordinary tax benefit in 1992 resulted from the utilization of a portion of the Company's net operating loss carryforward.

 Earnings

  For 1993, before extraordinary items and cumulative effect of changes in methods of accounting, the Company reported a loss of $45.4 million, or $1.41 per share, compared with a profit of $16.1 million, or $.58 per share, for 1992. The reduction in earnings from 1992 to 1993 was caused by the nonrecurring charges described above that totaled $69.9 million.

  The net loss for 1993 includes the effect of an extraordinary charge of $4.4 million, or $.14 per share, related to the early extinguishment of $60 million of 12% Sinking Fund Debentures due 2010.

  The net loss for 1993 also includes the effect of adopting two new accounting standards resulting in charges to earnings totaling $52.1 million, or $1.61 per share. The first new standard, SFAS No. 109, significantly changes existing methods of accounting for income taxes and resulted in a charge of $4.2 million, or $.13 per share. The second standard, SFAS No. 106, requires that certain postretirement benefits, such as health care, be accounted for on the accrual method. The adoption of this standard resulted in a charge of $47.9 million, or $1.48 per share, to record the accrued liability for retiree health care benefits. Because of limitations on the recognition of deferred tax assets under SFAS No. 109, no income tax benefit could be recorded in connection with the adoption of SFAS No. 106. Except for the cumulative effect, the new rules regarding postretirement medical benefits did not significantly affect the Company's earnings for 1993, while the new rules regarding income taxes precluded the recognition of tax benefits with respect to domestic and certain foreign operating losses.

  As discussed above, the Company recorded an extraordinary tax benefit from the utilization of loss carryforwards of $5.4 million, or $.19 per share, for 1992.

  After the nonrecurring charges, extraordinary items and cumulative effect of changes in methods of accounting, the Company had a net loss of $101.9 million, or $3.16 per share, for 1993, compared with net earnings of $21.5 million, or $.77 per share, for 1992. The reduction in net earnings from 1992 to 1993 was caused by the nonrecurring charges, the extraordinary item and the cumulative effect of changes in methods of accounting that totaled $126.4 million.

1992 Compared to 1991

 Sales

  Sales in 1992 were $789 million, which represented a 5% increase from $754 million in 1991. The increase was caused by a 13% increase in plastics machinery sales and a 5% increase in sales of industrial products. The plastics machinery increase was due in large part to increased sales of injection molding machines in the U.S. and Europe. Increased sales of industrial products resulted from higher sales of grinding wheels in the U.S. and cutting fluids in Europe. Sales of machine tools declined approximately 1%. The decrease is attributable to the phase-out of certain less profitable turning center and grinding machine product lines, which were formerly manufactured at the Company's plants in Wilmington, Ohio, and Worcester, Massachusetts, respectively, which have been closed. The cost to close these plants, along with the cost to relocate certain product lines to more modern facilities, was included in the $75 million closing and relocation charge recorded in the third quarter of 1991.

  Sales of all segments to foreign markets totaled $243 million in 1992 compared to $236 million in 1991. Export shipments increased by $13 million, but sales by the Company's European subsidiaries to non-U.S. markets declined by $6 million due to the continuing recession in the European capital goods market.

 New Orders and Backlog

  New orders in 1992 were $762 million compared to $770 million in 1991. Orders for machine tools declined by $46 million due to reductions in orders for advanced machine tool systems from the aerospace industry due to difficulties in the commercial airline industry. Such aerospace orders remained soft in 1993. Orders for plastics machinery increased by 12%, largely due to increased orders for injection molding machines. Industrial products orders improved by 5%.

  The backlog of unfilled orders decreased from $277 million in 1991 to $250 million in 1992 due to an unusually high level of aerospace sales in the 1992 fourth quarter, which were not replaced with new orders.

 Margins, Costs and Expenses

  The Company's manufacturing margin in 1992 was 22.4% compared to 20.0% in 1991. Margins improved for all business segments compared to 1991. Most significantly, plastics machinery margins improved due to higher volume while machine tool margins improved due to the aforementioned plant closings and phase-out of less profitable product lines. Machine tool margins were held back in 1992 due to continued price discounting in several soft metalworking markets and by cost overruns on certain large aerospace systems.

  Selling and administrative expense increased from $132 million in 1991 to $134 million in 1992. The increase resulted from increased selling expenses associated with the higher sales volume. Selling expense approximated 14% of sales in both years. Administrative expense declined due to cost containment initiatives.

 Income Taxes and Extraordinary Tax Benefit

  The Company's effective tax rate of 40% in 1992 exceeded the Federal statutory rate due principally to domestic state and local income taxes and the effect of foreign operating losses for which tax benefits are not currently available. The provision for income taxes in 1991 consisted of domestic state and local and foreign income taxes, as well as a $4 million tax on a planned withdrawal of surplus assets from the Company's British pension fund that was completed in 1992. Because the Company entered 1991 with a U.S. net operating loss carryforward, domestic Federal income tax benefits could not be recognized with respect to the losses incurred in that year.

  The extraordinary tax benefit recognized in 1992 results from the utilization of a portion of the Company's U.S. net operating loss carryforward for financial reporting purposes that arose principally from the 1991 closing and relocation charge.

 Earnings

  In 1992, the Company earned $16.1 million, or $.58 per share, from continuing operations before extraordinary item, compared with a loss of $83.1 million, or $3.04 per share, in 1991. The 1991 figures were adversely affected by a $75.1 million closing and relocation charge and the $4.0 million tax provision for the anticipated withdrawal from the Company's British pension plan.

  In 1991, the Company announced its intention to sell LK Tool, its coordinate measurement and inspection machine business, due in part to continuing operating losses. The losses from discontinued operations of $17.1 million, or $.63 per share, for 1991, included a $14.9 million nonrecurring charge to revalue for sale the Company's investment in LK Tool. The subsidiary was sold in 1993.

  Net earnings were $21.5 million, or $.77 per share, in 1992, compared with a $100.2 million net loss, or $3.67 per share, in 1991. The 1991 losses were caused principally by the aforementioned nonrecurring charges totalling $94.0 million.

LIQUIDITY AND SOURCES OF CAPITAL

  At January 1, 1994, the Company had cash and cash equivalents of $19 million, an increase of $4 million during the year. In 1993, operating activities provided $22 million of cash. During 1993, the Company sold interests in certain accounts receivable resulting in cash proceeds of approximately $61 million. At year-end 1992 the Company had sold $13 million of domestic accounts receivable under a separate agreement that was terminated early in 1993. The net cash proceeds from these transactions of $48 million are included in cash provided by operating activities.

  Approximately $50 million of the $61 million proceeds in 1993 resulted from the sale of accounts receivable under a three year receivables purchase agreement with an independent issuer of receivables-backed commercial paper, pursuant to which the Company agreed to sell on an ongoing basis an undivided percentage ownership interest in designated pools of accounts receivable. The remaining $11 million of such proceeds resulted from the sale of an undivided percentage ownership interest in certain accounts receivable originated by Valenite in a separate transaction that was incorporated into the three year receivables agreement referred to above.

  Expenditures for new property, plant and equipment for 1993 were $23.4 million, as compared to $17.6 million for 1992. Capital expenditures for 1994 are expected to be approximately $40 million. Proceeds from the disposal of property, plant and equipment for 1993 were $22.2 million, compared to $11.1 million in 1992, and included amounts related to the sale of surplus assets (including surplus land in 1993) and the sale and operating leaseback of certain manufacturing equipment.

  During 1993, the Company issued 5.175 million shares of common stock, resulting in net proceeds of $101 million, which were used principally to redeem $60 million of 12% debentures (plus a cash call premium of $4.7 million) and to repay borrowings under revolving lines of credit and other bank debt.

  In the fourth quarter of 1993, the Company acquired Ferromatik for approximately $56 million, which was financed by assuming $6 million of debt and utilizing $50 million of borrowings under bank lines of credit.

  In addition, in 1993 the Company recorded several large noncash items: a $47.1 million consolidation charge, a $22.8 million charge for disposition of a subsidiary and a $52.1 million charge for cumulative effects of changes in methods of accounting. As a result of these and other factors, including financing for the acquisitions, in 1993, the Company's working capital decreased by $78 million, the current ratio declined to 1.3 and the ratio of total debt to total capital increased to 60%.

  At January 1, 1994, the Company had approximately $138 million of committed lines of credit with various U.S. and foreign banks. Additional borrowing capacity available under committed lines of credit totaled approximately $40 million at January 1, 1994.

SUBSEQUENT EVENT

  On March 16, 1994, the Company completed a private financing involving the placement of $115 million of the Old Notes. The Company is in the process of using the proceeds to repay short-term debt and redeem the Company's $60 million outstanding 8 3/8% Notes due 1997.

                                    BUSINESS

GENERAL

  Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools and industrial products for metalworking, as well as related computer controls and software for factory automation. The Company sells products and provides services to industrial customers throughout the world and has a long-standing reputation for quality and technological leadership. Virtually all of the Company's plastics machinery products and machine tools are computer-controlled and many include advanced applications software. The acquisitions of Valenite and Ferromatik in 1993 helped balance revenues among the Company's three business segments with plastics machinery becoming the Company's largest segment.

STRATEGY AND PRODUCT DEVELOPMENT

  The Company's objectives are: to develop and produce machines and systems for world markets that incorporate leading-edge technology and offer its customers competitive advantages; to increase its manufacturing efficiencies to meet international competition; and to improve its responsiveness to changing world markets by decentralizing responsibility for manufacturing, marketing and product development.

  In 1993, the Company made progress in the achievement of its overall objectives. The Company's strategic acquisitions of Valenite and Ferromatik enhanced its technological base, diversified its product line and expanded its worldwide sales and distribution network. In addition, by balancing revenues among its three business segments, the Company believes that it is in a better position to take advantage of opportunities in each market even while demand in a single segment may be weak.

  In recent years, the Company also has undertaken a major program for product development, process improvement and modernization. This program is named "Wolfpack" because of its emphasis on teamwork and fierce competitiveness. The objectives of Wolfpack are to design and produce new products at world-competitive levels of quality, performance, efficiency and cost. Wolfpack teams consist of members not only from design engineering but also from sales, marketing, manufacturing, engineering, quality control, purchasing and assembly, and often include suppliers and customers.

  In addition to teamwork, other key principles of the Wolfpack philosophy are: a "market-driven" approach, "simultaneous engineering", reduction and standardization of parts, design for manufacturability and integrated, just-in-time manufacturing. Wolfpack teams develop marketable products faster than conventional teams with improved quality, features and cost and quality performance ratios. Compared to the products they replace, Wolfpack-developed products typically have achieved a 30 to 50 percent reduction in each of the following areas: product development cycles, number of total parts, manufacturing lead time, installation time and overall cost.

  In 1985, the Company began applying Wolfpack principles to the development of its Vista line of plastics injection molding machines, and the line has since become the market leader in the United States. Today, most of the Company's plastics processing machinery lines have been developed through the Wolfpack approach. In 1989, the Company formally adopted the Wolfpack approach to product development and introduced its first Wolfpack machine tool, the Sabre vertical machining center, which was well received. Subsequently, several other Sabre machines were added to the family, all of which have met with good market acceptance. In 1992, key Wolfpack machine tool introductions included the Maxim line of horizontal machining centers and the Avenger turning center series, again with encouraging customer reaction. Late in 1993, the Company introduced the Arrow and Lancer lines of vertical machining centers which have resulted in encouraging sales levels. Additional Wolfpack-developed machine tool introductions are planned for 1994.

  In many cases, Wolfpack designs represent new products for new applications or markets. In other cases, they replace older product lines and the Company coordinates the phase-out of the older lines with the phase-in of the Wolfpack-developed product lines. This approach is designed to minimize inventory obsolescence while providing an opportunity for increased revenue as the new products achieve market acceptance. From 1991 through 1993, the Wolfpack program resulted in 27 new product introductions.

  The Company also conducts an ongoing research and product development effort for all product lines, designed to create new products to maintain or enhance its competitive market positions. During the last three years, the Company has maintained its expenditures for research and development at an average of approximately 4% of sales.

  In 1993, the Company initiated Total Quality Leadership ("TQL"), a Company-wide commitment to promote higher levels of teamwork, innovation and employee empowerment. TQL is a people-oriented philosophy that seeks commitment from all employees, representatives and suppliers to focus on total customer satisfaction. TQL is a long-term strategy intended to promote continuous process and quality improvement.

  The Company continually explores acquisition, divestiture and consolidation opportunities when it believes such actions could expand markets, enhance product synergies or improve earnings potential for the long-term. In addition to the Valenite and Ferromatik acquisitions, in the past three years the Company has sold certain businesses and consolidated certain manufacturing operations. In early 1994, the Company announced a major consolidation of its U.S. machine tool operations. See "Recent Developments".

  For purposes of financial reporting, the Company divides its business into three segments: plastics machinery, machine tools and industrial products.

PLASTICS MACHINERY BUSINESS

  The Company is the largest U.S. producer of plastics machinery. In 1993, the Company's plastics machinery segment sales were $357 million, of which approximately 70% were to customers in the U.S. The Company believes it offers more varieties of machinery to process plastic than any other U.S. company.

  The Company produces equipment for most of the major plastics processing technologies, including a full range of injection molding machines and systems for extrusion and blow molding. In February 1994, the Company sold Sano. The Company also sells a line of imported electric injection molding machines and a number of types of auxiliary equipment, which are manufactured by others to the Company's specifications.

  The Company designs and builds its own electronic controls and develops the necessary software for virtually all of its plastics machinery lines. The Company believes that its advanced controls and software for plastics manufacturing equipment are key selling features that have helped increase its market share.

 Plastics Machinery Industry

  The market for plastics machinery has grown steadily over the past four decades, as plastics have continued to replace traditional materials such as metal, wood, glass and paper in an increasing number of manufactured products, particularly in the transportation, construction, packaging and medical industries. Advancements in both the development of materials, which make plastic products more functional, and the capabilities of plastics processing equipment have been major contributors to the steady growth in the plastics machinery market. In addition, consumer demand for safer, more convenient and recyclable products has increased the general demand for plastic products. Like other capital goods markets, the plastics machinery market is subject to economic cycles, but to a lesser degree than the machine tool market. In particular, the market for injection molding machines is driven by the consumer economy and the automotive industry. Beginning in 1989, the plastic machinery industry began to experience a slowdown in orders from these sectors and the slowdown continued through 1991 and into the first half of 1992. Plastics machinery orders improved in the second half of 1992 and continued to be strong through 1993.

  Custom molders, which produce a wide variety of components for many industries, are the single largest group of plastics machinery buyers. Other customer categories include the automotive industry, the packaging industry, the construction industry, manufacturers of housewares and appliances and producers of medical supplies. Among the factors that affect the plastics machinery market are the health of the consumer economy, residential and commercial construction and automotive production. Because of intense competition from international plastics machinery producers, currency exchange rates also have a significant impact. Fluctuations in oil and natural gas supplies and prices may affect the businesses of the customers for plastics machinery and, in turn, the market for this equipment.

  Environmental concerns about plastics may have the potential to slow the growth of the plastics machinery market. However, some plastics raw materials suppliers, machinery makers and processors are developing biodegradable products and methods of recycling to address environmental issues. The Company believes that environmental concerns have not had any discernible negative effect on the market to date. Nevertheless, the Company, through its membership in The Society of Plastics Industry (an industry trade association), is participating in a joint initiative with "The Partnership for Plastics Progress", which has brought together leading companies within the plastics industry to address the role of plastics in the environment.

 The Company's Plastics Machinery Business

  The Company's plastics machinery segment consists of three major businesses: injection molding machines, extrusion systems and blow molding systems. In 1993, sales of injection molding machines constituted over one-half of the sales of the Company's plastics machinery segment.

  Injection Molding. The Company is the largest U.S. producer of injection molding machines. Injection molding is the most common and versatile method of processing plastic. The Company manufactures many types of injection molding machines, all of which were developed using Wolfpack principles. Product standardization (which facilitates part commonality), the modernization of the Company's manufacturing facilities and methods as well as increased volumes have enabled the Company to achieve significant economies of scale for the production of injection molding machines. The Company believes these factors have enabled it to become the lowest cost U.S. producer of these machines. Additionally, the Company believes its success in injection molding machines has been due in large part to the development and marketing of its Vista line, which the Company continues to expand. In 1991, the Company entered the market for very small hydraulic injection molding machines with its Wolfpack-developed Sentry Line, which has been well received in the marketplace. In 1992 and 1993, the Company introduced two new Vista models known as the Revenge and the Patriot. Additionally, in 1993 the Company began shipping the largest hydraulic injection molding machine it has ever built, the Wolfpack-designed VL4000, which is used for large interior and exterior automotive parts.

  Sales of injection molding machines began to weaken in May 1989 and remained depressed through 1991. Sales remained soft in the first half of 1992, but became particularly strong in the second half of 1992 and through 1993. As a result, the Company's injection molding machine business had a record sales-year in 1992, and the Company surpassed that record in 1993.

  On November 8, 1993, the Company acquired Ferromatik, one of Europe's leading producers of injection molding machines. Ferromatik is recognized for its high-end technology including multi-color machines, multi-component systems and other specialty applications. The Company expects the Ferromatik acquisition to expand its technology base and product line and help it achieve its objective of establishing a manufacturing and distribution base in Germany to serve Europe and other markets. The acquisition included the Ferromatik lines of hydraulic and electric injection molding machines and a modern manufacturing facility in Malterdingen, Germany, as well as Ferromatik's worldwide marketing, sales and service network. The Company believes Ferromatik provides a complementary fit with its existing injection molding machine business. The purchase price, including assumed debt of approximately $6 million, was approximately $56 million. The amount of the purchase price paid was based upon estimates of the amount of assets and liabilities of Ferromatik, and is subject to adjustment as set forth in the purchase agreement. The Company financed the purchase by drawing upon its revolving credit facility of $130 million and the Company's existing European lines of credit.

  The Company has commenced a restructuring of Ferromatik intended to (1) derive benefits of synergies between Ferromatik and other Company operations and (2) improve Ferromatik operations through implementation of manufacturing techniques and methods currently being used in the Company's U.S. plastics machinery operations. The Company believes that restructuring opportunities are available in both marketing and manufacturing.

  The Company intends to conduct its plastics machinery European marketing activities through Ferromatik's existing network and thus to eliminate expenses previously incurred by the Company's European marketing operation in Offenbach, Germany. The Company will sell several of its successful plastics machinery lines to European customers through Ferromatik's sales and distribution network.

  Significant headcount reductions were made at Ferromatik in the months immediately prior to the acquisition. To further improve manufacturing efficiency, the Company has made and will continue to make further headcount reductions during 1994 and early 1995 under the terms of a Social Plan agreed to with the Works Council in September, 1993. The Social Plan permits such reductions subject to certain conditions. The Company believes that the additional reductions will be completed as planned and that they will not adversely affect current production capacity at Ferromatik. In addition, future earnings will not be adversely affected to any material degree because the seller has retained the liability for severance benefits for a vast majority of additional personnel to be terminated. The Company intends to implement numerous advanced manufacturing technologies in the Malterdingen facility, including cellular manufacturing, which have been successful in the Company's main U.S. facility for injection molding machine production in Ohio.

  Extrusion Systems. Extrusion systems business consists of systems comprised of multiple units which are tooled to make a specific product in quantity. Such systems take longer to manufacture than do injection molding machines. Extrusion systems include twin-screw extruders and single-screw extruders. The Company believes it has a strong competitive position in each of these lines. Twin-screw extruders are used to produce continuous-flow products such as pipe, residential siding, sheet lines and window frames, hence the business is closely tied to housing market cycles. Single-screw extruders are used in a variety of applications and systems such as blow molding, blown-film and cast-film systems, pipe and profiles. In February 1994, the Company sold its Sano blown and cast film systems business. The Company recorded nonrecurring charges totaling $22.8 million in 1993 on the disposition of this subsidiary. See "Recent Developments".

  Blow Molding Systems. The Company's blow molding systems business consists of reheat and extrusion blow molding systems. Reheat blow molding systems are used to produce strong, lightweight containers that resist oxygen migration to hold perishable liquids, such as soft drinks, toiletries, and household products. Extrusion blow molding systems are used to make a wide variety of products ranging from bottles, jars, vials and other containers, to industrial parts and toys. In 1991, the Company introduced a Wolfpack-developed line of accumulator-head blow molding machines, known as Eclipse. Additionally, in 1993, the Company expanded its Eclipse line by introducing three models of large extrusion and blow molding machines.

  Specialty Equipment. The Company sells a variety of specialty equipment used in the processing of plastics products including peripheral auxiliary equipment such as material management systems, heat exchangers and product handling systems which are manufactured by third parties to the Company's specifications. The Company also rebuilds and retrofits many types of plastics processing equipment sold by the Company or others, refitting them with new Company-produced controls and software.

 Production Facilities

  For the plastics machinery segment, the Company maintains the following production facilities:

FACILITY               PRODUCTS
- --------               --------
Batavia, Ohio          Injection and blow molding machines.
Cincinnati, Ohio       Extrusion systems.
Malterdingen, Germany  Injection molding machines.
Mt. Orab, Ohio         Plastics machinery parts.
Vienna, Austria        Extrusion systems.

 Sales, Marketing and Customer Service

  The Company maintains a large direct sales force in the United States for its plastics machinery segment, which it supplements with independent agents. Internationally, the Company uses both a direct sales force and independent agents. In the U.S., the plastics machinery business uses the Company's regional technical centers in Allentown, Pennsylvania; Arlington, Texas; Charlotte, North Carolina; Chicago, Illinois; Detroit, Michigan; and Los Angeles, California to demonstrate and market its products, and provide customer support and training. Through its Austrian subsidiary and Ferromatik, the Company has an extensive sales, marketing, service and distribution system throughout Europe.

 Competition

  The markets for plastics machinery in the United States and worldwide are highly competitive and are made up of a number of U.S., European and Asian competitors. The Company believes it has a significant share of the U.S. market for the type of products it produces. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category. Principal competitive factors in the plastics machinery industry are: product features, technology, quality, performance, reliability, speed of delivery, price and customer service. The Wolfpack program is designed to enhance the Company's competitive position with respect to each of these competitive factors.

MACHINE TOOL BUSINESS

  The Company is a leading U.S. producer of machine tools. A machine tool is a power-driven machine, not hand-held, that is used to cut, form or shape metal. Machine tools are typically installed as capital equipment in metalworking industries. In 1993, the Company's machine tool segment sales were $355 million, of which approximately 75% were to customers in the U.S.

 Machine Tool Industry

  The primary customers for machine tools are the automotive and aerospace industries; machine shops; producers of farm, construction, off-road and power generation equipment; manufacturers of bearings; the die and mold industry; and a variety of other metalworking manufacturers. The machine tool industry has historically been cyclical with relatively long lead times between orders and shipments. Machine tool sales are affected by capital spending levels, interest rates, tax and depreciation policies, international competition, currency exchange rates and general economic conditions.

  U.S. machine tool producers benefitted to a degree in the late 1980s when the U.S. manufacturing sector continued efforts to improve productivity and quality and to lower costs in order to compete in world markets. At that time, the dollar also weakened relative to other currencies. A growing market then developed for automated flexible manufacturing cells, which are machine tools linked together using computers, software and materials-handling equipment to automate and integrate all manufacturing functions, allowing for lightly-manned or unattended operation. In 1989, however, the U.S. market softened, primarily as a result of cutbacks in capital spending by the automotive industry. This softness in automotive industry capital spending continued through 1991 and 1992. Also in 1992, machine tool orders in the aerospace industry declined due primarily to difficulties in the commercial airline industry. In 1993, U.S. automotive capital spending began to pick up for certain types of machine tools--mostly transfer line and fixed station equipment, which the Company does not manufacture. Demand for machine tools from the aerospace industry, however, continued to worsen. Since early 1991 the machine tool markets in Europe and Japan have been severely depressed.

 The Company's Machine Tool Business

  The Company's machine tool segment is comprised of three focused businesses: standard machine tool products, advanced machine tool systems and electronic systems. The Company's standard machine tool products business manufactures horizontal machining centers, vertical machining centers and turning centers for a variety of industries engaged in basic metalworking operations, including machine shops. The products of the Company's advanced machine tool systems business include large, multi-axis metalcutting and composites processing systems for the aerospace industry; large, multi-axis machines for manufacturers of farm, construction, off-road and power generation equipment and for the die and mold industry; applied production turning centers and centerless grinding machines for the automotive industry and for bearings manufacturers; and automated flexible manufacturing cells for the metalworking industry. The Company's electronic systems business designs and manufactures computer controls and develops proprietary software for the Company's machine tools, plastics machinery and automated flexible manufacturing cells.

 Standard Machine Tool Products

  Horizontal and Vertical Machining Centers. The Company designs, builds and sells general-purpose CNC horizontal and vertical machining centers for basic metalworking operations to a number of industries. These machines produce prismatic or box-like parts and are capable of performing a variety of operations such as milling, drilling, boring, tapping, reaming and routing. Since 1991, the Company has introduced a number of new Wolfpack machines, including four models of the Sabre line of vertical machining centers and, in 1992, the Maxim series of horizontal machining centers, and in 1993 the Arrow and Lancer lines of vertical machining centers.

  Turning Centers. Standard turning centers are designed for ease of use by a broad variety of customers that do not require custom-designed features. As part of its ongoing Wolfpack program, the Company has introduced a variety of new turning centers, including the Talon entry-level series in 1991, and the more sophisticated Avenger series in 1992. In 1993 the Company expanded its Avenger series which now includes eight models.

  Automated Flexible Manufacturing Cells. Automated flexible manufacturing cells consist of one or more processing machines (usually standard machine tools), ancillary equipment for parts and tools handling and computer hardware and software to automate and integrate all necessary functions, allowing for lightly-manned or unattended operation. These systems are used widely throughout the metalworking industry and generally feature a number of computer-driven functions, such as work and tool scheduling and quality control. Automated flexible manufacturing cells are a major focus of a number of U.S. companies seeking to update plant and equipment to enhance their productivity and international competitiveness. The Company believes that its Wolfpack-developed cell control hardware and software have enabled it to obtain a leadership position in the U.S. automated flexible manufacturing cells market.

 Advanced Machine Tool Systems

  Metalcutting and Composites Processing Systems for Aerospace. The Company believes it is one of the world's leading producers of large five-axis machining centers and profilers used to machine intricately contoured surfaces, often out of aluminum, titanium and other high-strength alloys, for the aerospace industry. The Company is also a world leader in the development of new machines and systems to automate the manufacture of components made of advanced composite materials, such as carbon or graphite fibers in combination with epoxy. These systems are used by the aerospace industry to manufacture jet engine parts and structural components, primarily for commercial aircraft.

  Large Machine Tools. The Company makes large, often highly customized, metalcutting machines and systems for the manufacturers of heavy machinery such as farm and construction implements and machinery, off-road vehicles and power generation equipment. The Company's large machine tools business also includes the product lines acquired by the Company from The Pratt & Whitney Company, Inc. early in 1991. These product lines, which include die sinkers, blade mills and heavy-duty bridge mills, expand and supplement the Company's offering of products to jet engine and power generation equipment makers and to the die and mold industry.

  Applied Production Turning Centers and Centerless Grinding Machines. The Company also specializes in manufacturing applied production turning centers and centerless grinding machines designed to meet exacting specifications for the automotive industry. Turning centers, also called CNC lathes, shape cylindrical parts, which are rotated at high speed against a stationary tool. The Company's applied production turning centers are used by the automotive industry in a number of applications, including aluminum-alloy wheel turning. Grinding machines are used to bring a part surface to a more precise definition or finish. There are many different kinds of grinding processes. In 1991, the Company announced its intention to focus on centerless grinding machines, which grind external diameters of cylindrical parts primarily for the automotive industry and for bearings manufacturers. The Company has a long-standing leadership position in the domestic centerless grinding machine business. In 1993, this business experienced an increase in new orders from the automotive industry.

 Electronic Systems

  The Company designs and manufactures computer controls and develops proprietary software for its machine tools, plastics machinery and automated flexible manufacturing cells. Computer controls and software are often important selling features for individual machines, and the controls and software enable machines to be linked together to form automated cells and manufacturing systems. Most of the controls for the Company's machine tools and plastics machinery are manufactured by the Company, providing significant product differentiation from competing products. The Company's electronic systems business also offers a variety of retrofitting services to automate or upgrade existing machine tools, including those manufactured by other companies. During 1992, the Company upgraded two of its major families of computer numerical controls, the Acramatic 950 and the Acramatic 850SX, with enhanced software and programming capabilities.

 Production Facilities

  For the machine tool segment, the Company maintains the following principal production facilities:

FACILITY                      PRODUCTS
- --------                      --------
Birmingham, England           Standard vertical machining centers.
Cincinnati, Ohio              Standard machine tool products and advanced
                              machine tool systems.
Fountain Inn, South Carolina  Standard horizontal machining centers and standard turning centers.
Greenwood, South Carolina     Standard turning centers.
                              Electronic controls and industrial
South Lebanon, Ohio           software.

  The Company recently announced plans to close its two South Carolina plants and to consolidate its U.S. machine tool operations at its main machine tool facilities in Cincinnati. See "Recent Developments".

 Sales, Marketing and Customer Service

  The Company markets machine tools in North America through a comprehensive network of independent distributors assisted by the Company's direct sales force. The expanded use of distributors is a significant aspect of the Company's strategy aimed at placing more sales representatives in the field to reach additional markets. Through these distributors, the Company currently has approximately 300 salespeople representing its machine tools in North America, which is approximately three times more salespeople than it had four years ago. The Company has begun emphasizing distribution in Europe by upgrading its distributor network. A strong distribution network is one of the cornerstones in the Company's plan to improve its position in the global market for standard machine tools.

  The Company believes that extensive applications work, field service engineering and customer support are important for all its products, especially for grinding machines, aerospace and special machines and automated flexible manufacturing cells. In addition to its marketing and service headquarters in Cincinnati, the Company maintains regional technical centers in Allentown, Pennsylvania; Chicago, Illinois; Detroit, Michigan; Los Angeles, California; and Toronto, Ontario; as well as in Birmingham, England; and Offenbach, Germany. These facilities provide customers with demonstrations, engineering services and training for most major product lines.

 Competition

  The worldwide machine tool industry is made up of a number of competitors, none of which has a dominant market share despite the considerable consolidation that has occurred in the industry over the past decade. The markets for the Company's machine tool segment products are highly competitive in the United States and internationally, with strong competition from U.S., European and Asian companies in all markets. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category.

  Principal competitive factors for products in the machine tool business are product features (including controls and software), quality, performance, reliability, technology, speed of delivery, price and customer service. The Wolfpack program is designed to enhance the Company's competitive position with respect to each of these competitive factors. In certain aerospace and grinding machine lines, the Company has significant market positions and relatively few competitors. However, in the case of standard machine tool products and automated flexible manufacturing cells, there are many competitors and no one company has market dominance.

INDUSTRIAL PRODUCTS BUSINESS

 The Company's Industrial Products Business

  The Company is a leading producer of three basic types of industrial products: metalcutting tools, metalworking fluids and precision grinding wheels. In 1993, sales of the Company's industrial products segment, including Valenite's sales for 11 months, were $317 million, of which approximately 70% were to customers in the U.S. Most of the Company's industrial products are consumable, which means they are depleted during the process for which they are used, offering the Company a continuous opportunity to sell replacement products to its customers. The Company believes that its industrial products business complements its plastics machinery and machine tool businesses, as the industrial products business requires relatively small investment in equipment and working capital and is exposed to less pronounced business cycles.

 Valenite

  In 1993, Valenite's sales were $209 million, of which approximately 65% were to customers in the U.S. The Company believes Valenite is the second largest producer of metalcutting tool systems in the U.S. and the third largest worldwide. Valenite manufactures over 20,000 products, including an extensive line of cutting tool inserts in a wide variety of materials and geometries for turning, boring, milling and drilling; standard and special steel insert holders; and monitoring, gauging and control devices. Valenite has strong market positions in carbide die and wear products for metalforming and in products requiring the wear and corrosion resistant properties of tungsten carbide.

 Metalworking Fluids

  Metalworking fluids are used as lubricants and coolants in a wide variety of metalcutting and metalforming operations. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines and bearings as well as general metalworking shops. The Company is a full-line supplier, offering water-based fluids (synthetics), water-based oil-bearing fluids (semi-synthetics) and oil-based fluids. Over the last three years, the Company expanded its lines of soluble oils, base oils and synthetic fluids. In 1993 the Company developed a brand of fluid called Valcool designed specifically to work with Valenite metalcutting tools that is being marketed through Valenite's distribution channels.

 Grinding Wheels

  Grinding wheels are used by manufacturers in the metalworking industry. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines and bearings as well as general metalworking machine shops. The Company designs and manufactures a wide variety of precision abrasive grinding wheels, including resin-bonded, vitrified, diamond and synthetic types. Recently, the Company introduced two Wolfpack-developed products: CMSA II, a second generation line of ceramic abrasive grinding wheels, and VIDA, a new line of diamond wheels for nonferrous metals.

  The Company believes, based on tests in its own laboratories and in customer plants, that the Company's proprietary formulae and modern production equipment and techniques for the manufacture of precision grinding wheels give it advantages in terms of product quality, lower production costs and faster deliveries. The Company achieves lower production costs, in part, by finishing its wheels on computer numerically controlled machines designed and built by the Company's machine tool business.

 Production Facilities

  For its industrial products segment, the Company maintains the following principal production facilities:

FACILITY                            PRODUCTS
- --------                            --------
Andrezieux, France                  Carbide inserts.
Carlisle, Pennsylvania              Precision grinding wheels.
Cincinnati, Ohio                    Metalworking fluids and precision grinding
                                    wheels.
Detroit, Michigan (metro area)      Carbide inserts, special steel products and
                                    gauging systems, ceramic inserts, and
                                    cermet inserts.
Gainesville, Texas                  Turning tools, milling cutters and boring
                                    bars.
Nogales, Mexico                     Precision grinding wheels.
Sinsheim, Germany                   Special steel tooling products.
Tokyo, Japan                        Carbide inserts and steel tools.
Vlaardingen, The Netherlands        Metalworking fluids.
West Branch, Michigan               Power production, die and wear.
Westminster and Seneca, South Car-  Carbide and diamond inserts.
 olina

 Sales, Marketing and Customer Service

  The Company sells its fluids and wheels primarily through a growing network of independent industrial distributors, as well as through a direct sales force. The Company's metalworking fluids and grinding wheels businesses offer customer demonstrations, service, training, and applications engineering at most of the Company's regional technical centers in the U.S. and Europe. See "Machine Tool Business--Sales, Marketing and Customer Service" for a description of the regional technical centers. Valenite maintains its own worldwide, direct sales and service force of some 350 technically trained engineers of whom 200 are located in the United States. The direct sales and service force is complemented by selected independent industrial distributors.

 Competition

  The Company's main global competitors in its metalworking fluids business are large petrochemical companies and smaller companies specializing in similar fluids. There are a small number of large competitors in the U.S. grinding wheel market, one of which is significantly larger than the Company. The Company has limited sales of grinding wheels outside the U.S.

  The Company believes that Valenite has the second largest metalcutting tool systems business in the U.S. In international markets Valenite faces competition from several competitors, two of which have larger market shares.

                          DESCRIPTION OF THE NEW NOTES

  The Old Notes were issued and the New Notes are to be issued under an Indenture dated as of July 1, 1985, between the Company and BankAmerica National Trust Company (formerly BankAmerica Trust Company of New York), as Trustee (the "Trustee"), as supplemented and amended from time to time (the "Indenture"). Upon the issuance of the New Notes, or the effectiveness of a registration statement with respect to the Old Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms, a copy of which is filed (or incorporated by reference) as an exhibit to the registration statement of which this Prospectus is a part. Whenever particular provisions of or terms defined in the Indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made.

GENERAL

  The New Notes will be issued solely in exchange for an equal principal amount of outstanding Old Notes pursuant to the Exchange Offer. The terms of the New Notes will be substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. All references in this Section to the Notes shall be deemed to be references to the Old Notes and/or the New Notes, whichever are outstanding.

  The Notes, which mature on March 15, 2004, will be limited to $115,000,000 in aggregate principal amount and will constitute a separate series for purposes of the Indenture. The Notes are not redeemable prior to maturity and will not be subject to redemption pursuant to a sinking fund or otherwise.

  The Notes will bear interest from March 16, 1994, at the rate per annum set forth on the cover page of this Offering Memorandum, payable semiannually on March 15 and September 15 of each year to the holders of record at the close of business on the next preceding March 1 or September 1, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If by July 14, 1994, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective, interest will accrue on the Notes from and including July 15, 1994, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 7/8% per annum.

  The Indenture provides for the issuance from time to time of additional series of indebtedness without limit. ((S)(S) 2.01 and 4.03 of the Indenture)

  As of the date of this Prospectus, $10.8 million of 12% Sinking Fund Debentures due 2010 are outstanding under the Indenture. The aggregate of the securities outstanding under the Indenture at any time is herein referred to as the "Outstanding Debt Securities".

  There are no covenants or provisions contained in the Indenture that may afford the holders of the Notes protection in the event of a highly leveraged transaction involving the Company.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be in the form of a Global Note and will be deposited with, or on behalf of, the Depository Trust Company (the "Depository") in New York, New York and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they are participants in such system or indirectly through organizations which are participants in such system.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Securities Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depository agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  The Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Notes.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes. Except as set forth below, owners of beneficial interests in the Notes will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form, except as provided below, and will not be considered to be the owners or holders of any Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or
(iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated

Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depository or its nominee.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OFFER; REGISTRATION RIGHTS

  In connection with the initial issuance and sale of the Old Notes, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement. The Company is obligated pursuant to the Registration Rights Agreement, for the benefit of the holders of the Old Notes, at its cost, (i) to file the Registration Statement of which this Prospectus is a part with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes, which will have the terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions), on or before April 15, 1994, and (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act on or before July 14, 1994. The Company will keep the Exchange Offer open for not less than 60 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing Commission interpretations, the New Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Registration Statement in connection with the resale of such New Notes.

  Holders of Old Notes (other than certain specified holders) who wish to exchange such Old Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an affiliate of the Company.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the

Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and
(c) keep the Shelf Registration Statement effective until three years after its effective date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

  If by April 15, 1994, neither the Registration Statement nor the Shelf Registration Statement has been filed with the Commission, interest will accrue on the Notes from and including April 16, 1994, until but excluding the earlier of the date the Registration Statement or the Shelf Registration Statement is filed and July 15, 1994, at a rate of 8 7/8% per annum. If by July 14, 1994, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective, interest will accrue on the Notes from and including July 15, 1994, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 7/8% per annum. At all other times, the Notes will bear interest at the rate of 8 3/8% per annum.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COVENANTS

  Limitations on Secured Funded Debt. The Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing that the Outstanding Notes shall be secured equally and ratably with (or prior to) such Secured Funded Debt, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Company and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) inclusive described under "Restrictions Upon Sales with Leasebacks" below), would not exceed 10% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; provided, however, that this restriction will not apply to, and there shall be excluded from Secured Funded Debt in any computation under such restriction, Funded Debt secured by: (1) Liens on property of any corporation existing at the time such corporation becomes a Subsidiary; (2) Liens on property existing at or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation); (3) Liens on property subsequently acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof; (4) Liens in favor of the Company or any Restricted Subsidiary; (5) Liens in favor of the United States of America, State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute; (6) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business; (7) Liens incurred (no matter when created) in connection with the Company's or a Restricted

Subsidiary's engaging in leveraged or single-investor lease transactions, provided that the instrument creating or evidencing any borrowings secured by such Lien shall provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary; (8) Liens incurred to finance construction, alteration or repair of any Principal Property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair; (9) Liens (A) held by banks to secure amounts due to such banks in the ordinary course of business, (B) under workers' compensation, unemployment insurance or similar laws, (C) on deposits to secure public or statutory obligations of the Company or a Restricted Subsidiary or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or a Restricted Subsidiary is a party, or pledges or deposits for similar purposes, (D) arising by operation of law such as mechanics' liens, materialmen's liens or other similar liens, or out of judgments or awards against the Company or a Restricted Subsidiary during a stay of execution pending an appeal, (E) for taxes not yet due or being contested in good faith by the Company or a Restricted Subsidiary, and (F) on the use of real properties which are not material and minor encumbrances and easements; (10) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1954, as amended; or (11) any extension, renewal, refunding or replacement of the foregoing. ((S) 7.05 of the Indenture)

  "Attributable Debt" means as to any particular lease under which either the Company or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the greater of (a) the weighted average Yield to Maturity (as defined in the Indenture) of the Outstanding Debt Securities, such average being weighted by the principal amount of the Outstanding Debt Securities of each series or, in the case of Original Issue Discount Securities (as defined in the Indenture), such amount to be the principal amount of such outstanding Original Issue Discount Securities that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (b) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually. ((S) 1.01 of the Indenture)

  "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities (due within one year) as shown on such balance sheet,
(b) applicable reserves, (c) investments in and advances to Unrestricted Subsidiaries or to entities while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of such balance sheet or other entities accounted for on the equity method of accounting, and (d) Intangible Assets and liabilities relating thereto. "Intangible Assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs;
(iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. ((S) 1.01 of the Indenture)

  "Funded Debt" means any indebtedness maturing more than 12 months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), and in the case of any Restricted Subsidiary all preferred stock of such Restricted Subsidiary, and all Capital Lease Obligations (as defined in the Indenture). ((S) 1.01 of the Indenture)

  "Principal Property" means any manufacturing plant located in the United States of America and owned and operated by the Company or any Restricted Subsidiary, and any manufacturing equipment (as defined in the Indenture) owned by the Company or any Restricted Subsidiary in such manufacturing plant. ((S)
1.01 of the Indenture)

  "Restricted Subsidiary" means each Subsidiary other than Unrestricted Subsidiaries. ((S) 1.01 of the Indenture)

  "Secured Funded Debt" means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any Principal Property of the Company or a Restricted Subsidiary. "Liens" means such pledges, mortgages, security interests and other liens. ((S) 1.01 of the Indenture)

  "Subsidiary" means any corporation at least a majority of the outstanding voting stock of which is owned directly or indirectly by the Company or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries. ((S) 1.01 of the Indenture)

  "Unrestricted Subsidiary" means Cincinnati Milacron Commercial Corp., Amertool Services, Inc., Cincinnati Milacron Assurance Ltd., The Factory Power Company, Subsidiaries of the foregoing, and other Subsidiaries designated as Unrestricted Subsidiaries from time to time by the Board of Directors of the Company. ((S) 1.01 of the Indenture)

  Restrictions Upon Sales with Leasebacks. The Company is not permitted, and may not permit a Restricted Subsidiary, to sell any Principal Property owned by the Company or a Restricted Subsidiary with the intention that the Company or any Restricted Subsidiary leaseback such Principal Property, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt which is excluded pursuant to clauses
(1) to (11) inclusive described under "Limitations on Secured Funded Debt" above) would not exceed 10% of Consolidated Net Tangible Assets. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under "Limitations on Secured Funded Debt" above, Attributable Debt with respect to, any sale and leaseback transaction if: (1) the lease in such sale and leaseback transaction is for a period, including renewals, of not more than three years, (2) the Company or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (11) inclusive described under "Limitations on Secured Funded Debt" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Outstanding Debt Securities, (3) the sale and leaseback transaction is entered into in respect of a Principal Property within 270 days of the acquisition thereof or the completion of construction and commencement of operation thereof, whichever is later, (4) the Company or a Restricted Subsidiary within 270 days after such sale applies to the retirement of its Secured Funded Debt an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property leased pursuant to such sale and leaseback transaction or (b) the fair market value of the Principal Property so leased; provided, that the amount to be applied to such retirement shall be reduced by the aggregate principal amount of other Secured Funded Debt voluntarily retired within 270 days after such sale; (5) the Company or a Restricted Subsidiary applies the net proceeds of the sale to investment in another Principal Property within 270 days prior or subsequent to such sale; provided, that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, alteration, repair and construction cost of the Company or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgage on such other Principal Property; and (6) the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. ((S) 7.06 of the Indenture)

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that if an Event of Default with respect to any series of Outstanding Debt Securities shall have happened and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Applicable Debt Securities then outstanding under the Indenture may declare the principal of all the Applicable Debt Securities and the accrued interest thereon, if any, to be due and payable immediately (an "Acceleration"). The term "Applicable Debt Securities" shall mean a series of Outstanding Debt Securities with respect to which an Event of Default shall have occurred and be continuing;

provided, however, that in no event shall the term "Applicable Debt Securities" include more than one series of Outstanding Debt Securities except with respect to an Event of Default described under clause (4) or (5) below; provided further, however, that for purposes of clause (3) below, any covenant or agreement on the part of the Company contained in the Indenture which is not limited to a series of Outstanding Debt Securities shall be in respect of all series of Outstanding Debt Securities, unless otherwise specifically provided with respect to a particular series of Outstanding Debt Securities in the supplement indenture under which such series of Outstanding Debt Securities is issued. ((S) 9.01 of the Indenture)

  Events of Default in respect of, the Notes are defined in the Indenture as being: (1) default for 30 days in payment of any interest installment on the Notes when due; (2) default in payment of principal of or premium, if any, on the Notes when due either at their stated maturity, upon any redemption, by an Acceleration or otherwise; (3) default for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of not less then 25% in aggregate principal amount of the Notes at the time outstanding in the performance of any covenant or agreement in the Indenture with respect to the Notes; (4) failure to make any mandatory sinking, purchase or analogous fund payment as and when due and payable with respect to the Notes; (5) certain events of bankruptcy, insolvency and reorganization with respect to the Company; and (6) acceleration of any Indebtedness (as defined in the Indenture) in an aggregate principal amount exceeding $2,000,000 of the Company or a Restricted Subsidiary under the terms of the instrument under which such Indebtedness is issued or secured, if such acceleration is not annulled, or such Indebtedness is not discharged, or a sum sufficient to discharge in full such Indebtedness is not deposited in trust, within 30 days after written notice specifying the related default to the Company by the Trustee or to the Company and the Trustee by holders of not less than 25% in aggregate principal amount of the outstanding Notes. ((S) 9.01 of the Indenture)

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Notes, give to the holders of the Notes notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. The term "default" for the purpose of this provision only means the happening of any of the Events of Default with respect to the Notes, except that any grace period and/or notice requirement of such Event of Default is eliminated. ((S) 9.08 of the Indenture)

  Before proceeding to exercise any right or power under the Indenture at the request, order or direction of any holders of the Notes, the Trustee is entitled to be indemnified by such holders subject to the duty of the Trustee during an Event of Default to act with the required standard of care. ((S)
10.02 of the Indenture)

  The Indenture provides that the holders of not less than 50% in aggregate principal amount of the Notes at the time outstanding may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee in respect of the Notes, subject to provisions for indemnification and certain other rights of the Trustee. ((S)(S) 9.07 and 10.02 of the Indenture)

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. ((S) 7.07 of the Indenture)

  In certain cases, the holders of not less than 50% in aggregate principal amount of the Applicable Debt Securities then outstanding may on behalf of the holders of all such Applicable Debt Securities annul an Acceleration and its consequences. Prior to an Acceleration with respect to any series of Outstanding Debt Securities, the holders of not less then 50% in aggregate principal amount of such Outstanding Debt Securities may on behalf of the holders of all such Outstanding Debt Securities waive any past default or Event of Default with respect to such series of Outstanding Debt Securities and its consequences, except, among other things, a default in the payment of the principal of, premium, if any, or interest on such Outstanding Debt Securities. ((S)(S) 9.01 and 9.07 of the Indenture)

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Outstanding Debt Securities to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of such series of Outstanding Debt Securities to be affected, except that no such supplemental indenture may (i) among other things, extend the fixed maturity of any Outstanding Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or change the place or medium of payment of the principal amount thereof, or any premium or interest thereon, or impair certain rights of holders of the Outstanding Debt Securities to institute suit for payment, without the consent of all the holders of the Outstanding Debt Securities so affected, or (ii) reduce the aforesaid percentage of any series of Outstanding Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of all the holders of such series of Outstanding Debt Securities. ((S) 13.02 of the Indenture)

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) either the Company will be the continuing corporation or the successor corporation, as a result of such consolidation, merger or sale of the Company's assets, is organized in the United States of America, and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Outstanding Debt Securities and the performance of every covenant of the Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for, the Company under the Indenture. ((S)(S) 14.01 and 14.02 of the Indenture)

DEFEASANCE

  If at any time the Company shall deposit with the Trustee (1) funds sufficient to pay, or (2) such amount of direct obligations of the United States of America as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay all sums due for principal of, premium, if any, and interest on the Notes, as they shall become due from time to time, and provided that certain Events of Default shall not have occurred and be continuing, the Indenture shall cease to be of further effect with respect to the Notes, except as to (i) rights of registration of transfer, substitution and exchange of the Notes, (ii) rights of holders to receive payments from the Company of principal of, premium, if any, and interest on the Notes as they shall become due from time to time and other rights, duties and obligations of holders as beneficiaries with respect to the funds or obligations so deposited with Trustee and (iii) the rights, obligations and immunities of the Trustee under the Indenture; provided, that the Company shall have furnished to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance and will be subject to United States Federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. ((S)(S) 18.01 and 18.02 of the Indenture)

CONCERNING THE TRUSTEE

  The Company may from time to time maintain lines of credit, and have other customary banking relationships, with affiliates of BankAmerica National Trust Company (formerly BankAmerica Trust Company of New York), the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Initial Purchasers and any broker-dealer who delivered a Prospectus in connection with any resale of the New Notes against certain liabilities, including liabilities under the Securities Act.

                                CERTAIN FEDERAL
                           INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States federal income tax consequences expected to apply to the exchange of Old Notes for New Notes under currently applicable law. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on particular holders, and does not address state, local, foreign or other tax laws. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES.

  The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

  HOLDERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE OLD NOTES AND THE NEW NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.

                                 LEGAL MATTERS

  Certain legal matters regarding the New Notes will be passed on for the Company by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company at January 1, 1994, and January 2, 1993, and for each of the three years in the period ended January 1, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Valenite incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent auditors, for the periods indicated in their report thereon which is included in the Company's Current Report on Form 8-K dated February 1, 1993 (as amended by the Company's Form 8 relating thereto dated March 4, 1993, and its Form 8 relating thereto dated April 6, 1993). The consolidated financial statements of Ferromatik incorporated by reference in this Prospectus have been audited by BDO Binder GmbH, independent auditors, for the periods indicated in their report thereon which is included in the Company's Current Report on Form 8-K dated November 8, 1993 (as amended by the Company's Form 8-K/A relating thereto dated January 24, 1994). The financial statements audited by Arthur Andersen & Co. and BDO Binder GmbH have been incorporated herein by reference in reliance on their respective reports given on their authority as experts in accounting and auditing.

                            CINCINNATI MILACRON INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Consolidated Statement of Earnings for the fiscal years ended the
 Saturday closest to December 31 in fiscal years 1993, 1992 and 1991...    F-2
Consolidated Balance Sheet as of the Saturday closest to December 31 in
 fiscal years 1993 and 1992............................................    F-3
Consolidated Statement of Changes in Shareholders' Equity for the
 fiscal years ended the Saturday closest to December 31 in fiscal years
 1993, 1992 and 1991...................................................    F-4
Consolidated Statement of Cash Flows for the fiscal years ended the
 Saturday closest to December 31 in fiscal years 1993, 1992 and 1991...    F-5
Notes to Consolidated Financial Statements.............................    F-6
Report of Independent Auditors.........................................   F-15

CONSOLIDATED STATEMENT OF EARNINGS
CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal Year Ends On Saturday Closest To December 31.

                                                       1993     1992    1991
                                                     --------  ------  -------
                                                      (IN MILLIONS, EXCEPT
                                                       PER-SHARE AMOUNTS)
Sales............................................... $1,029.4  $789.2  $ 754.0
Cost of products sold...............................    791.3   612.6    603.2
                                                     --------  ------  -------
  Manufacturing margins.............................    238.1   176.6    150.8
Other costs and expenses
  Selling and administrative........................    191.3   133.6    132.2
  Consolidation charge..............................     47.1     --       --
  Disposition of subsidiary.........................     22.8     --       --
  Closing and relocation charge.....................      --      --      75.1
  Other--net........................................       .7     (.2)     1.8
                                                     --------  ------  -------
    Total other costs and expenses..................    261.9   133.4    209.1
                                                     --------  ------  -------
Operating earnings (loss)...........................    (23.8)   43.2    (58.3)
Interest
  Income............................................      2.3     2.9      4.0
  Expense...........................................    (15.7)  (19.1)   (19.1)
                                                     --------  ------  -------
    Interest--net...................................    (13.4)  (16.2)   (15.1)
                                                     --------  ------  -------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES,
 EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
 CHANGES IN METHODS
 OF ACCOUNTING......................................    (37.2)   27.0    (73.4)
Provision for income taxes..........................      8.2    10.9      9.7
                                                     --------  ------  -------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE
 EXTRAORDINARY
 ITEMS AND CUMULATIVE EFFECT OF CHANGES IN METHODS
 OF ACCOUNTING......................................    (45.4)   16.1    (83.1)
Extraordinary items
  Loss on early extinguishment of debt..............     (4.4)    --       --
  Tax benefit from loss carryforward................      --      5.4      --
Cumulative effect of changes in methods of account-
 ing................................................    (52.1)    --       --
Discontinued operations net of income taxes.........      --      --     (17.1)
                                                     --------  ------  -------
NET EARNINGS (LOSS)................................. $(101.9)  $ 21.5  $(100.2)
                                                     ========  ======  =======
EARNINGS (LOSS) PER COMMON SHARE
  Earnings (loss) from continuing operations before
   extraordinary items and cumulative effect of
   changes in
   methods of accounting............................ $  (1.41) $  .58  $ (3.04)
  Extraordinary items
    Loss on early extinguishment of debt............     (.14)    --       --
    Tax benefit from loss carryforward..............      --      .19      --
  Cumulative effect of changes in methods of ac-
   counting.........................................    (1.61)
  Discontinued operations net of income taxes.......      --      --      (.63)
                                                     --------  ------  -------
  NET EARNINGS (LOSS)............................... $  (3.16)    .77  $ (3.67)
                                                     ========  ======  =======

                See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

CINCINNATI MILACRON INC. AND SUBSIDIARIES

Fiscal year ends on Saturday closest to December 31.

                                                                 1993    1992
                                                                ------  ------
                                                                (IN MILLIONS)
ASSETS
 Current assets
  Cash and cash equivalents.................................... $ 18.8  S 14.9
  Notes and accounts receivable less allowances................  188.3   177.0
  Inventories
   Raw materials...............................................   21.5    11.8
   Work-in-process and finished parts..........................  155.7   161.6
   Finished products...........................................   70.0    47.4
                                                                ------  ------
    Total inventories..........................................  247.2   220.8
  Other current assets.........................................   29.3    16.2
                                                                ------  ------
   Total current assets........................................  483.6   428.9
 Property, plant and equipment--net............................  184.0   121.1
 Other noncurrent assets.......................................   62.0    28.9
                                                                ------  ------
 TOTAL ASSETS ................................................. $729.6   578.9
                                                                ======  ======
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
  Amounts payable to banks..................................... $ 74.2  $ 19.8
  Long-term debt and lease obligations due within one year.....    3.4     1.4
  Trade accounts payable.......................................   84.6    75.3
  Advance billings and deposits................................   36.9    41.6
  Accrued and other current liabilities........................  170.2    99.0
                                                                ------  ------
   Total current liabilities...................................  369.3   237.1
 Long-term accrued liabilities.................................  128.6    53.0
 Long-term debt and lease obligations..........................  107.6   154.4
                                                                ------  ------
  TOTAL LIABILITIES............................................  605.5   444.5
                                                                ------  ------
 Commitments and contingencies.................................     --      --
 Shareholders' equity
  4% Cumulative preferred shares...............................    6.0     6.0
  Common shares, $1 par value (outstanding: 33.5 in 1993 and
   27.5 in 1992)...............................................   33.5    27.5
  Capital in excess of par value...............................  251.3   143.3
  Accumulated deficit.......................................... (151.2)  (37.5)
  Cumulative foreign currency translation adjustments..........  (15.5)   (4.9)
                                                                ------  ------
   TOTAL SHAREHOLDERS' EQUITY..................................  124.1   134.4
                                                                ------  ------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................... $729.6  $578.9
                                                                ======  ======

                See notes to consolidated financial statements.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   CINCINNATI MILACRON INC. AND SUBSIDIARIES
              Fiscal year ends on Saturday closest to December 31.

                                                                         CUMULATIVE
                                  4%                         REINVESTED     FOREIGN
                          CUMULATIVE     COMMON CAPITAL IN     EARNINGS    CURRENCY         TOTAL
                           PREFERRED SHARES, $1  EXCESS OF (ACCUMULATED TRANSLATION SHAREHOLDERS'
                              SHARES  PAR VALUE  PAR VALUE     DEFICIT) ADJUSTMENTS        EQUITY
                          ---------- ---------- ---------- ------------ ----------- -------------
                                            (IN MILLIONS, EXCEPT SHARE AMOUNTS)
BALANCE AT YEAR-END
 1990...................    $ 6.0      $ 27.3    $ 139.4       $ 68.9     $   6.1      $ 247.7
Stock options exercised
 and
 restricted stock
 awarded for 68,357 com-
 mon shares.............                   .1         .9                                   1.0
Net loss for the year...                                       (100.2)                  (100.2)
Cash dividends
 Preferred shares
  ($4.00 per share).....                                          (.2)                     (.2)
 Common shares
  ($.63 per share)......                                        (17.3)                   (17.3)
Foreign currency trans-
 lation                                                                      (2.0)        (2.0)
 adjustments............    -----      ------    -------     --------     -------      -------
BALANCE AT YEAR-END
 1991...................      6.0        27.4      140.3        (48.8)        4.1        129.0
Stock options exercised
 and
 restricted stock
 awarded for 91,628 com-
 mon shares.............                   .1        2.4                                   2.5
Sale of 42,640 treasury
 shares.................                              .6                                    .6
Net earnings for the
 year...................                                         21.5                     21.5
Cash dividends
 Preferred shares
  ($4.00 per share).....                                          (.2)                     (.2)
 Common shares
  ($.36 per share)......                                        (10.0)                   (10.0)
Foreign currency trans-
 lation                                                                      (9.0)        (9.0)
 adjustments............    -----      ------    -------     --------     -------      -------
BALANCE AT YEAR-END
 1992...................      6.0        27.5      143.3        (37.5)       (4.9)       134.4
Issuance of 5,175,000
 common shares in public
 offering...............                  5.2       95.4                                 100.6
Stock options exercised
 and
 restricted stock
 awarded for 854,918
 common shares..........                   .8       12.8                                  13.6
Net purchase of 3,967
 treasury shares........                             (.2)                                  (.2)
Net loss for the year...                                       (101.9)                  (101.9)
Cash dividends
 Preferred shares
  ($4.00 per share).....                                          (.2)                     (.2)
 Common shares
  ($.36 per share)......                                        (11.6)                   (11.6)
Foreign currency trans-
 lation                                                                     (10.6)       (10.6)
 adjustments............    -----      ------    -------     --------     -------      -------
BALANCE AT YEAR-END         $ 6.0      $ 33.5    $ 251.3     $ (151.2)    $ (15.5)     $ 124.1
 1993...................    =====      ======    =======     ========     =======      =======

                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   CINCINNATI MILACRON INC. AND SUBSIDIARIES

              Fiscal year ends on Saturday closest to December 31.

                                                        1993    1992    1991
                                                       -------  -----  -------
                                                           (IN MILLIONS)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
 OPERATING ACTIVITIES CASH FLOWS
  Net earnings (loss)................................. $(101.9) $21.5  $(100.2)
  Extraordinary loss on early extinguishment of debt..     4.4    --       --
  Cumulative effect of changes in methods of account-
   ing................................................    52.1    --       --
  Other operating activities providing (using) cash
   Depreciation.......................................    26.1   20.9     24.0
   Consolidation charge...............................    47.1    --       --
   Disposition of subsidiary..........................    22.8    --       --
   Closing and relocation charge (including $14.9
    applicable to discontinued operations)............     --     --      90.0
   Deferred income taxes..............................     1.5    1.5      3.3
   Working capital changes
    Notes and accounts receivable.....................    31.6   13.0      2.4
    Inventories.......................................    24.2  (16.5)     5.9
    Other current assets..............................     5.1    1.3      (.6)
    Trade accounts payable............................    (8.3)   9.6     (4.3)
    Other current liabilities.........................   (61.5) (29.5)   (18.9)
   Increase in other noncurrent assets................    (2.1)  (3.3)     (.1)
   Decrease in long-term accrued liabilities..........   (10.1) (11.0)    (1.1)
   Other--net.........................................    (8.8)  (9.7)     3.6
                                                       -------  -----  -------
    Net cash provided (used) by operating activities..    22.2   (2.2)     4.0
                                                       -------  -----  -------
 INVESTING ACTIVITIES CASH FLOWS
  Capital expenditures................................   (23.4) (17.6)   (15.5)
  Net disposals of property, plant and equipment......    22.2   11.1     10.5
  Acquisitions........................................  (112.5)   --      (9.0)
  Divestitures........................................     5.0    --       3.0
                                                       -------  -----  -------
   Net cash used by investing activities..............  (108.7)  (6.5)   (11.0)
                                                       -------  -----  -------
 FINANCING ACTIVITIES CASH FLOWS
  Dividends paid......................................   (11.8) (10.2)   (17.5)
  Repayments of long-term debt and lease obligations..   (61.9)  (1.4)    (1.3)
  Increase (decrease) in amounts payable to banks.....    54.8   15.9     (4.2)
  Net issuance of common shares.......................   114.0    3.1      1.0
  Redemption premium on early extinguishment of debt..    (4.7)   --       --
                                                       -------  -----  -------
   Net cash provided (used) by financing activities...    90.4    7.4    (22.0)
                                                       -------  -----  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......     3.9   (1.3)   (29.0)
Cash and cash equivalents at beginning of year........    14.9   16.2     45.2
                                                       -------  -----  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............. $  18.8  $14.9  $  16.2
                                                       =======  =====  =======

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR END

The company's year ends on the Saturday closest to December 31 of each year. Fiscal year ends are as follows:

        1993:  January 1, 1994
        1992:  January 2, 1993
        1991:  December 28, 1991

CONSOLIDATION
The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities of the company's foreign operations are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at weighted-average exchange rates for the period. Net exchange gains or losses resulting from such translation are excluded from net earnings
(loss) and accumulated in a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in other expense-- net in the Consolidated Statement of Earnings. Gains and losses on foreign exchange forward contracts are recognized as part of the specific transaction hedged.

CASH AND CASH EQUIVALENTS
The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

INVENTORY VALUATION
Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures. The principal methods of determining costs are last-in, first-out (LIFO) for U.S. inventories and average or standard cost, which approximates first-in, first-out (FIFO), for other inventories.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, including capital leases, are stated at cost. Equipment leased to customers is accounted for under the operating lease method. For financial reporting purposes, depreciation is generally determined on the straight-line method using estimated useful lives of plant and equipment.

INCOME TAXES
The company provides deferred taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for any additional taxes payable on anticipated distributions from subsidiaries.

EARNINGS PER SHARE
Earnings per common share are based on the weighted-average number of common shares and common share equivalents outstanding.

RETIREMENT BENEFIT PLANS
The company maintains various pension plans covering substantially all employees. Pension benefits are based primarily on length of service and highest consecutive average five-year compensation. The company's policy is to fund the plans in accordance with applicable laws and regulations.

CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING
Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This standard requires the use of the liability method, under which deferred income tax assets and liabilities related to cumulative differences between an entity's financial reporting and tax basis balance sheets are recognized using expected future tax rates. Previously, the company had used the deferred method, under which deferred income tax assets and liabilities were based on historical differences between financial reporting income and taxable income and recognized using historical income tax rates. Financial results for prior years have not been restated in connection with the adoption of this standard.

  The company's domestic operations also adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 3, 1993. This standard requires that the expected cost of postretirement benefits other than pensions, such as health care benefits, that are provided to retirees be recognized on the accrual method during the years that employees render service. The company provides health care benefits to U.S. retirees and previously recognized the related cost as the benefits were paid. The standard does not permit the restatement of the financial results of prior years. Certain of the company's foreign operations also provide postretirement health care benefits to their employees. The company expects to adopt the standard for these operations in 1995.

  The company has recorded the cumulative effect (to January 2, 1993) of adopting these standards as a charge to earnings in the first quarter of 1993, as follows:

             CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

                                                                  1993
                                                          --------------------
                                                                         PER
                                                            CHARGE TO   COMMON
                                                            EARNINGS    SHARE
                                                          ------------- ------
                                                          (IN MILLIONS)
      Income taxes.......................................    $ (4.2)    $ (.13)
      Retiree health care benefits                            (47.9)     (1.48)
       (with no current tax effect)......................    ------     ------
                                                             $(52.1)    $(1.61)
                                                             ======     ======

  The new standard for accounting for income taxes imposes significant limitations on the recognition and valuation of deferred tax assets related to future tax deductions previously recognized for financial reporting purposes and to net operating loss carryforwards. Because of these limitations, and because the company entered 1993 with a U.S. net operating loss carryforward of approximately $36 million, no income tax benefit could be recognized on a net basis for the cumulative effect of adopting the new accounting rules for postretirement health care benefits.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATION CHARGE

  In the fourth quarter of 1993, the company recorded a nonrecurring charge of $47.1 million (with no current tax effect) for the consolidation of all U.S. machine tool manufacturing into its facilities in Cincinnati. Production at the company's two machine tool facilities in South Carolina, Fountain Inn and Greenwood, will be phased out during 1994. The consolidation is intended to eliminate excess capacity that resulted from the introduction of "Wolfpack" designed products that require less hours and manufacturing floor space and from reduced demand from customers in the aerospace industry. The charge includes amounts for severance, relocation of production, and the sale of the two South Carolina facilities.

DISPOSITION OF SUBSIDIARY

  In November, 1993, the company announced its decision to sell its Sano business. Accordingly, the company recorded charges in the third and fourth quarters of 1993 totaling $22.8 million (with no current tax effect) to adjust its investment in Sano to net realizable value. The decision to sell Sano was due in part to its continuing operating losses. In addition, the Sano business does not serve a major global market with good long-term growth and profit potential and as a result, does not meet the company's criteria for a core business. The business was sold in February, 1994 and the completion of the transaction is not expected to affect the company's 1994 financial results

CLOSING AND RELOCATION CHARGE

  In the third quarter of 1991, the company recorded a nonrecurring charge aggregating $90.0 million (with no current tax effect) to address problems in loss operations. Of the total charge, $75.1 million related to the relocation of centerless grinding machine and turning center manufacturing operations, the sale or other disposal of the company's remaining grinding machine assets and product lines, and the closing of the company's turning center factory in Wilmington, Ohio.

  An additional $14.9 million, which is included in discontinued operations in the Consolidated Statement of Earnings, related to the revaluation for sale of the company's coordinate measurement and inspection machine business, LK Tool.

DISCONTINUED OPERATIONS

  In 1991, the company announced its intention to sell its coordinate measurement and inspection machine business, LK Tool, and recorded a provision for the anticipated loss on the sale of $14.9 million. During the third quarter of 1993, the company completed the sale of LK Tool for $5.0 million in cash. The completion of the transaction did not affect the company's financial results for 1993.

ACQUISITIONS

  On February 1, 1993, the company completed the acquisition of GTE Valenite Corporation (Valenite) for $66 million in cash and $11 million of assumed debt. Valenite is a leading producer of consumable industrial metalcutting products. The acquisition, which is being accounted for under the purchase method, was financed principally through the sale of $50 million of accounts receivable and borrowings under a then new $85 million committed revolving credit facility.

  On November 8, 1993, the company completed the acquisition of Ferromatik, the plastics injection molding machine business of Kloeckner-Werke AG, for DM 82.8 million (approximately $50 million) in cash and DM 10.6 million (approximately $6 million) in assumed debt. A portion of the cash purchase price is expected to be refunded in a post-closing adjustment. The acquisition, which is being accounted for under the purchase method, was financed primarily through borrowings under the company's existing lines of credit, including its committed revolving credit facility, which was amended to increase the lines of credit available thereunder. Ferromatik, which is headquartered in Germany, is one of the world's leading producers of injection molding machines and is recognized for high-end technology and other specialty applications.


  The aggregate acquisition cost of the company's investments in Valenite and Ferromatik, including professional fees and other costs related thereto and after giving effect to the anticipated refund of a portion of cash paid for Ferromatik, is expected to be approximately $114.7 million. The following table presents the allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed. The amounts included therein with respect to Ferromatik are preliminary and are subject to revision once appraisals, actuarial reviews and other studies of fair value are completed. Goodwill arising from the Valenite acquisition, which is included in other noncurrent assets in the following table, totaled $8.7 million. No goodwill is expected to result from the Ferromatik acquisition.

   ALLOCATION OF ACQUISITION COST
   (IN MILLIONS)
   Cash and cash equivalents.............................................  $ 2.2
   Accounts receivable...................................................   54.5
   Inventories...........................................................   77.1
   Other current assets..................................................   15.5
   Property, plant and equipment.........................................   89.5
   Other noncurrent assets...............................................   25.1
                                                                          ------
     Total assets........................................................  263.9
   Amounts payable to banks and long-term debt due within one year.......   11.9
   Other current liabilities.............................................  107.3
   Long-term accrued liabilities.........................................   25.1
   Long-term debt and lease obligations .................................    4.9
                                                                          ------
     Total liabilities...................................................  149.2
                                                                          ------
   Total acquisition cost................................................ $114.7
                                                                          ======

  As presented above, other current liabilities includes a reserve of $44.0 million for the restructuring of Valenite for future profitability. The restructuring plan includes the consolidation of production through the closing of eleven production facilities, the downsizing of two production facilities and a net employee reduction in excess of 500. The total cost of the restructuring is estimated to be $53.7 million ($25.8 million in cash) and includes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amounts for severance, relocation and losses on the sale of surplus inventory, machinery and equipment and production facilities. The restructuring, which began March 2, 1993, will be completed in 1994.

  Other current liabilities also includes a reserve of $8.7 million for the restructuring of Ferromatik during 1994. Due to general economic conditions in Europe, the operations of Ferromatik's manufacturing plant were restructured during 1993 and 1992 to improve efficiency and reduce personnel levels. The company and Ferromatik have identified additional restructuring actions, including further personnel reductions, that are expected to improve Ferromatik's profitability in the future. These actions, which are intended to complement the actions already taken prior to the acquisition, will be substantially completed during 1994.

  Unaudited pro forma sales and earnings information for 1993 and 1992 prepared under the assumption that the acquisitions had been completed at the beginning of 1992 is as follows:

                            PRO FORMA INFORMATION
                                                               1993      1992
                                                             --------  --------
                                                               (IN MILLIONS,
                                                                EXCEPT PER-
                                                              SHARE AMOUNTS)
Sales....................................................... $1,128.4  $1,187.5
                                                             ========  ========
Earnings (loss) before extraordinary items and cumulative
 effect
 of changes in methods of accounting........................ $  (48.2)     19.3
Extraordinary items
 Loss on early extinguishment of debt.......................     (4.4)      --
 Tax benefit from loss carryforward.........................      --        4.0
Cumulative effect of changes in methods of accounting.......    (52.1)      --
                                                             --------  --------
Net earnings (loss) ........................................ $ (104.7) $   23.3
                                                             ========  ========
Earnings (loss) per common share
 Earnings (loss) before extraordinary items and cumulative
  effect
  of changes in methods of accounting ...................... $  (1.50) $    .69
 Extraordinary items
 Loss on early extinguishment of debt.......................     (.14)      --
 Tax benefit from loss carryforward.........................      --        .15
 Cumulative effect of changes in methods of accounting......    (1.61)      --
                                                             --------  --------
Net earnings (loss)......................................... $  (3.25) $    .84
                                                             ========  ========

  Based on a comprehensive analysis, the company and Valenite had originally estimated that the annual improvement in pretax earnings that would result from the completion of the restructuring plan would be approximately $15.6 million. The pro forma amounts presented above include favorable adjustments based on the original estimate. However, it is expected that the annual savings will exceed the original estimate on an ongoing basis by as much as 20%.

  During its fiscal year ended September 30, 1993, Ferromatik incurred significant operating losses due principally to general economic conditions in Europe and its inability to adjust personnel levels to reduced customer demand. The company and Ferromatik estimate that the minimum annual pretax earnings improvement that will result from the restructuring actions taken prior to the acquisition and those that will occur subsequent thereto will be no less than $4.2 million. Accordingly, the pro forma amounts presented above include favorable adjustments based on this estimate, which is based principally on reductions in personnel levels that have occurred since the acquisition and that are expected to occur in 1994. The actual savings from the completion of the restructuring plan are expected to be higher than $4.2 million.

  In 1991, the company completed the acquisition of the assets and business of SL Abrasives, Inc., a manufacturer of resin-bonded grinding wheels. This transaction, which has been accounted for using the purchase method, did not significantly affect the company's financial position at December 28, 1991, or its results of operations for the year then ended.

RESEARCH AND DEVELOPMENT
  Charges to operations for research and development activities are summarized below. The amounts include expenses related to the company's Wolfpack product development and process improvement program.

                 RESEARCH AND DEVELOPMENT
                                                            1993   1992   1991
                                                            -----  -----  -----
                                                              (IN MILLIONS)
Research and development................................... $41.9  $34.1  $35.8
Percent of sales...........................................   4.1%   4.3%   4.7%

RETIREMENT BENEFIT PLANS

  Summarized in the following tables are the company's pension cost (income) and funded status of its major pension plans.

                 PENSION COST (INCOME)
                                                          1993    1992    1991
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Service cost (benefits earned during the period)........ $  6.3  $  6.3  $  6.4
Interest cost on projected benefit obligation...........   31.5    29.0    29.6
Actual return on plan assets............................  (54.8)  (24.0)  (65.1)
Net amortization and deferral...........................   14.3   (18.7)   26.0
                                                         ------  ------  ------
Pension cost (income)................................... $ (2.7) $ (7.4) $ (3.1)
                                                         ======  ======  ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FUNDED STATUS OF PENSION PLANS AT YEAR-END

                                                              1993     1992
                                                             -------  -------
                                                              (IN MILLIONS)
Vested benefit obligation .................................. $(340.2) $(263.8)
                                                             =======  =======
Accumulated benefit obligation ............................. $(353.7) $(269.8)
                                                             =======  =======
Plan assets at fair value, primarily listed stocks and debt
 securities, including company stock of $14.0 in 1993 and
 $10.6 in 1992.............................................. $ 396.9  $ 370.8
Projected benefit obligation................................  (416.9)  (332.3)
                                                             -------  -------
Excess (deficiency) of plan assets in relation to projected
 benefit obligation.........................................   (20.0)    38.5
Unrecognized net (gain) loss................................    46.8     (6.5)
Unrecognized net transition asset...........................   (30.2)   (35.8)
                                                             -------  -------
Accrued pension liability................................... $  (3.4) $  (3.8)
                                                             =======  =======

  At January 1, 1994, the projected benefit obligation of the company's domestic plan exceeded its assets by $37.9 million, while the assets of the plan for United Kingdom employees exceeded the projected benefit obligation by $17.9 million. Because of the current funded status of the plans, no contributions were required or made in 1993, 1992 and 1991.

  For 1993 and 1992, the assumed discount rates used in determining the projected benefit obligation were 7 1/2% and 9%, respectively. The assumed rate of increase in remuneration was 4 1/2% for 1993 and 6% for 1992. The weighted-average expected long-term rate of return on plan assets used to determine pension income was 9 1/2% in all years presented.

  In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to most U.S. employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. Prior to 1993, retiree contributions were based on varying percentages of the average per-contract cost of benefits, with the company funding any excess over these amounts. However, the plan was amended in 1992 to freeze the dollar amount of the company's contributions in future years for employees retiring after 1980 based on specified percentages of the 1993 per-contract cost.

  Effective January 3, 1993, the company's domestic operations adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The change did not significantly affect earnings before extraordinary items and cumulative effect of changes in methods of accounting for 1993.

  The following table presents the components of the company's liability for future retiree health care benefits.

ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

                                                                 1993    1992
                                                                ------  ------
                                                                (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees..................................................... $(42.6) $(40.5)
  Fully eligible active participants...........................   (7.4)   (4.1)
  Other active participants....................................   (8.1)   (4.5)
                                                                ------  ------
                                                                 (58.1)  (49.1)
Unrecognized net loss..........................................    9.8     --
                                                                ------  ------
                                                                 (48.3)  (49.1)
Unrecognized transition obligation.............................    --     47.9
                                                                ------  ------
                                                                $(48.3) $ (1.2)
                                                                ======  ======


  At year-end 1993, $1.4 million of the total liability for postretirement health care benefits is included in current liabilities in the Consolidated Balance Sheet.

  The retiree health care costs for 1993 were $4.5 million, of which service cost and interest cost were $.3 million and $4.2 million, respectively.

  Prior to 1993, the company recognized the cost of health care benefits paid to U.S. retirees as incurred. Such costs totaled $5.8 million and $5.1 million in 1992 and 1991, respectively.

  The discount rates used in calculating the accumulated postretirement benefit obligation were 7% for 1993 and 8 1/2% for 1992. For 1994, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 10.6%. This rate is assumed to decrease to varying degrees annually to 5.0% for years 2005 and thereafter. Because of the effect of the 1992 plan changes that froze the dollar amount of the company's contributions for future years, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

  Certain foreign operations of the company also provide postretirement health care benefits to their employees. The company expects to adopt Statement of Financial Accounting Standards No. 106 for these operations in 1995.

  Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", was issued in late 1992 and requires that certain benefits provided by an employer to former or inactive employees be accounted for on the accrual method beginning no later than 1994. The effect of adopting the new standard on the company's operating results and financial position is not material.

INCOME TAXES

  Effective January 3,1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The standard requires the use of the liability method to recognize deferred income tax assets and liabilities using expected future tax rates. The tax effects of temporary differences that give rise to the recorded deferred tax assets and deferred tax liabilities at year-end 1993 are presented in the following table.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPONENTS OF DETERRED TAX ASSETS AND LIABILITIES

(IN MILLIONS)                                                            1993
- -------------                                                           ------
Deferred tax assets
 Net operating loss and various tax credit carryforwards .............. $ 40.8
 Accrued postretirement health care benefits ..........................   16.9
 Consolidation, restructuring and other reserves ......................   34.8
 Inventories, principally due to obsolescence reserves and additional costs inventoried for tax purposes pursuant to the Tax Reform Act of
  1986 ................................................................    5.6
 Accrued pension costs ................................................    5.3
 Accrued warranty costs ...............................................    2.2
 Accrued employee benefits other than pensions and retiree health care
  benefits ............................................................    3.2
 Accounts receivable, principally due to allowances for doubtful ac-
  counts...............................................................    1.3
 Foreign investments...................................................    9.2
 Other.................................................................   13.1
                                                                        ------
  Total deferred tax assets ...........................................  132.4
  Less valuation allowance ............................................  (95.7)
                                                                        ------
   Net deferred tax assets ............................................ $ 36.7
                                                                        ======
Deterred tax liabilities
 Property, plant and equipment, principally due to differences in de-
  preciation methods................................................... $ 26.1
 Undistributed earnings of foreign subsidiaries........................    3.9
 Pension assets........................................................    2.9
 Other.................................................................    4.2
                                                                        ------
  Total deterred tax liabilities....................................... $ 37.1
                                                                        ======
Net deferred tax liability............................................. $  (.4)
                                                                        ======

  Summarized in the following tables are the company's earnings (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting, its provision for income taxes, and a reconcilement of the U.S. statutory rate to the tax provision rate.

  Earnings (Loss) From Continuing Operations Before Income Taxes, Extraordinary Items and Cumulative Effect of Changes in Methods of Accounting

(IN MILLIONS)                                              1993   1992    1991
- -------------                                             ------  -----  ------
United States............................................ $(41.5) $28.0  $(73.8)
Foreign..................................................    4.3   (1.0)     .4
                                                          ------  -----  ------
                                                          $(37.2) $27.0  $(73.4)
                                                          ======  =====  ======

PROVISION FOR INCOME TAXES

                                                       LIABILITY
(IN MILLIONS)                                           METHOD   DEFERRED METHOD
- -------------                                          --------- ---------------
                                                         1993     1992    1991
                                                       --------- ------- -------
Current provision
 United States........................................   $--     $   --  $   --
 State and local......................................    2.4        1.7     2.3
 Foreign..............................................    4.3        2.3     4.1
                                                         ----    ------- -------
                                                          6.7        4.0     6.4
                                                         ====    ======= =======
Deferred provision
 United States........................................    --          .6      .4
 Foreign..............................................    1.5         .9     2.9
                                                         ----    ------- -------
Provision recognized as extraordinary benefit.........    6.5        6.5     8.3
                                                         ----    ------- -------
                                                         $8.2    $  10.9   $ 9.7
                                                         ====    ======= =======

  In 1991, the current provision for foreign income taxes included $4.0 million related to a planned withdrawal from the company's United Kingdom pension fund that was completed in 1992.

COMPONENTS OF THE PROVISION FOR DEFERRED INCOME TAXES

                                                  LIABILITY
                                                   METHOD    DEFERRED METHOD
                                                  --------- -----------------
                                                    1993     1992      1991
                                                  --------- -------  --------
                                                        (IN MILLIONS)
Tax effects of consolidation, restructuring and
 other reserves..................................   $(9.2)  $   1.2  $    3.3
Change in deferred revenue.......................   (16.3)      --        --
Depreciation.....................................     1.3       --        --
Change in valuation allowance....................    25.5       --        --
Reversal of prior year's deferred taxes related
 to operating loss carryforward..................     --        (.2)      --
Other............................................      .2        .5       --
                                                    -----   -------  --------
                                                    $ 1.5   $   1.5  $    3.3
                                                    =====   =======  ========

RECONCILEMENT OF THE U.S. STATUTORY RATE TO THE TAX PROVISION RATE

                                                  LIABILITY
                                                   METHOD   DEFERRED METHOD
                                                  --------- -----------------
(IN PERCENT)                                         1993     1992      1991
                                                  --------- -------  --------

U.S. statutory tax rate..........................   (35.0)%    34.0%    (34.0)%
Increase (decrease) resulting from
 Losses without current tax benefits.............    56.1       5.1      38.2
 Effect of operations outside the U.S. ..........    (5.5)     (2.7)      5.3
 State and local taxes, net of federal benefit...     6.5       4.2       2.1
Other............................................     (.1)      (.2)      1.6
                                                    -----   -------  --------
                                                     22.0%     40.4%     13.2%
                                                    =====   =======  ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  In 1992, in accordance with accounting rules then in effect, the company recognized an extraordinary tax benefit of $5.4 million, or $.19 per share, from the realization of its U.S. net operating loss carryforward that originated principally from the 1991 closing and relocation charge and a pretax special charge of $32.8 million recorded in 1990 for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

  For U.S. tax reporting purposes, at year-end 1993 the company had a net operating loss carryforward of approximately $19 million which expires in 2008.

  Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $30 million at the end of 1993.

  Income taxes of $16.1 million, $5.0 million and $4.9 million were paid in 1993, 1992 and 1991, respectively.

RECEIVABLES

  The components of notes and accounts receivable less allowances are shown in the following table.

NOTES AND ACCOUNTS RECEIVABLE LESS ALLOWANCES

                                                                   1993   1992
                                                                  ------ ------
                                                                  (IN MILLIONS)
Notes receivable................................................. $  6.0 $  8.8
Accounts receivable..............................................  190.2  174.1
                                                                  ------ ------
                                                                   196.2  182.9
Less allowance for doubtful accounts.............................    7.9    5.9
                                                                  ------ ------
                                                                  $188.3 $177.0
                                                                  ====== ======

  Notes receivable include amounts not due within one year of $.7 million and $2.2 million in 1993 and 1992, respectively.

  The acquisition of Valenite was financed in part through the sale of $50.0 million of the company's domestic accounts receivable. The sale transaction, which resulted in costs of $2.2 million in 1993, occurred under a three year receivables purchase agreement with an independent issuer of receivables-backed commercial paper, pursuant to which the company agreed to sell on an ongoing basis and without recourse, an undivided percentage ownership interest in designated pools of accounts receivable. In order to maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided percentage interests in new receivables as existing receivables are collected. At January 1, 1994, the undivided interest in the company's gross accounts receivable that had been sold to the purchaser aggregated $50.0 million. The company also sold an additional $11.4 million of accounts receivable in the fourth quarter of 1993 under a separate receivables purchase agreement. Costs related to both sales are included in other expense--net in the Consolidated Statement of Earnings. The proceeds are reported as providing operations cash flow in the Consolidated Statement of Cash Flows for 1993.

INVENTORIES

  Inventories amounting to $134.8 million for 1993 and $156.3 million for 1992 are stated at LIFO cost. Such inventories if stated at FIFO cost would be greater by approximately $57.4 million in 1993 and $54.2 million in 1992.

PROPERTY, PLANT AND EQUIPMENT

  The components of property, plant and equipment are shown in the following table.

PROPERTY, PLANT AND EQUIPMENT--NET

                                                                    1993   1992
                                                                   ------ ------
                                                                   (IN MILLIONS)
Land.............................................................. $  5.7 $  5.1
Buildings.........................................................  108.5  108.9
Machinery and equipment...........................................  317.1  269.1
                                                                   ------ ------
                                                                    431.3  383.1
Less accumulated amortization and allowances for depreciation ....  247.3  262.0
                                                                   ------ ------
                                                                   $184.0 $121.1
                                                                   ====== ======

LIABILITIES

  The components of accrued and other current liabilities and long-term accrued liabilities are shown in the following tables.

ACCRUED AND OTHER CURRENT LIABILITIES

                                                                    1993  1992
                                                                   ------ -----
                                                                       (IN
                                                                    MILLIONS)
Accrued salaries, wages and other compensation.................... $ 21.5 $16.3
Consolidation reserve.............................................   38.7    --
Restructuring reserves............................................   17.1    --
Other accrued expenses............................................   92.9  82.7
                                                                   ------ -----
                                                                   $170.2 $99.0
                                                                   ====== =====

LONG-TERM ACCRUED LIABILITIES

                                                                    1993  1992
                                                                   ------ -----
                                                                       (IN
                                                                    MILLIONS)
Accrued pension and other compensation............................ $ 24.5 $19.1
Accrued postretirement health care benefits.......................   46.9    --
Accrued and deferred taxes........................................   30.5   8.0
Other.............................................................   27.1  25.9
                                                                   ------ -----
                                                                   $128.6 $53.0
                                                                   ====== =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-TERM DEBT AND LEASE OBLIGATIONS

  Long-term debt and lease obligations are shown in the following table.

                      LONG-TERM DEBT AND LEASE OBLIGATIONS

                                                                  1993    1992
                                                                 ------  ------
                                                                 (IN MILLIONS)
Long-term debt
  8 3/8% Senior Notes due 1997.................................. $ 60.0   $60.0
  12% Sinking Fund Debentures due 2010..........................   10.8    70.8
  Industrial Development Revenue Bonds due 2008.................   10.0    10.0
  Revolving credit facility.....................................   10.0     --
  Other.........................................................    8.8     2.5
                                                                 ------  ------
                                                                   99.6   143.3
                                                                 ------  ------
Capital lease obligations
  6 3/4% Bonds due 2004.........................................    7.6     7.6
  6 3/8% Bonds due 1994-1997....................................    3.4     4.2
  6 1/2% Bonds due 1994.........................................     .4      .7
                                                                 ------  ------
                                                                   11.4    12.5
                                                                 ------  ------
                                                                  111.0   155.8
                                                                 ------  ------
  Current maturities............................................   (3.4)   (1.4)
                                                                 ------  ------
                                                                 $107.6  $154.4
                                                                 ======  ======

  The carrying amount of the company's long-term debt approximates fair value, which is determined using discounted cash flow analysis based on the company's incremental borrowing rate for similar types of financing arrangements.

  The 8 3/8% Senior Notes due 1997 are redeemable at par beginning in 1994 at the company's option.

  The 12% Sinking Fund Debentures due 2010 have annual sinking fund installments commencing in 1996. The debentures are redeemable at any time at the company's option subject to possible premiums and other restrictions.

  The Industrial Development Revenue Bonds due 2008 are tax-exempt variable-rate bonds. The interest rate is established weekly and averaged 2.4% in 1993. The bonds are supported by a bank letter of credit, which requires a fee of 1 1/4% per annum on the amount outstanding.

  Certain of the above long-term debt obligations contain various restrictions and financial covenants relating principally to additional secured indebtedness.

  At January 1, 1994, $10.0 million of borrowings under the company's revolving credit facility are included in long-term debt based on the expectation that such amount will remain outstanding for more than one year.

  Interest paid was $19.0 million in 1993, $18.9 million in 1992 and $19.2 million in 1991.

  Maturities of long-term debt for the five years after 1993 are:

               1994:  $ 2.4 million
               1995:    2.0 million
               1996:    2.0 million
               1997:   67.2 million
               1998:    5.4 million


  The capitalized lease assets are included in property, plant and equipment. Amortization of leased properties is included in depreciation and interest on lease obligations is included in interest expense.

  Future minimum payments for principal and interest on capitalized leases during the next five years and in aggregate thereafter are:

               1994:        $1.9 million
               1995:         1.5 million
               1996:         1.5 million
               1997:         1.5 million
               1998:          .5 million
               After 1998:  10.7 million

  The company also leases certain equipment under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancelable operating leases during the next five years and in the aggregate thereafter are:

               1994:        $14.6 million
               1995:         12.0 million
               1996:          8.6 million
               1997:          5.5 million
               1998:          4.2 million
               After 1998:    8.6 million

  Rent expense was $14.7 million and $9.6 million in 1993 and 1992, respectively, and was not material in 1991.

LINES OF CREDIT

  At the end of 1993, the company had formal and informal lines of credit with various domestic and foreign banks of $276.1 million, including a revolving credit facility and other committed lines totaling $137.5 million. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. Additional borrowing capacity available under all lines of credit totaled approximately $40 million at January 1, 1994.

  In January, 1993, in connection with the acquisition of Valenite, the company replaced its previous $55.0 million revolving credit agreement with a new $85.0 million committed revolving credit facility. In connection with the acquisition of Ferromatik, the facility was amended to increase the lines of credit available thereunder to $130.0 million. The facility allows borrowings through July, 1995 and requires a facility fee of 1/2% per annum on the total $130.0 million revolving loan commitment.

  The revolving credit facility requires compliance with certain financial loan covenants related to tangible net worth, interest and fixed charge coverages and debt leverage. The company has remained in compliance with these covenants since the inception of this facility.

SHAREHOLDERS' EQUITY

  On April 15, 1993, the company completed the issuance of an additional 5.175 million common shares through a public offering, resulting in net proceeds (after deducting issuance costs) of $100.6 million. The proceeds of the offering were used to redeem $60.0 million of the company's 12% Sinking Fund Debentures due 2010 and to repay borrowings under revolving lines of credit and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

other bank debt. The redemption of the 12% Sinking Fund Debentures due 2010 effective May 17, 1993 resulted in a pretax extraordinary loss on early extinguishment of debt of $5.2 million ($4.4 million after tax) in the second quarter. The pretax extraordinary loss included a cash call premium of $4.7 million and the write-off of deferred financing fees of $.5 million.

SHAREHOLDERS' EQUITY--PREFERRED AND COMMON SHARES

                                                        1993           1992
                                                   -------------- --------------
                                                   (DOLLARS IN MILLIONS, EXCEPT
                                                        PER-SHARE AMOUNTS)
4% Cumulative Preferred shares authorized, issued
 and outstanding, 60,000 shares at $100 par val-
 ue, redeemable at $105 a share..................  $          6.0 $          6.0
Common shares, $1 par value authorized 50,000,000
 shares, issued and outstanding, 1993: 33,531,723
 shares, 1992: 27,505,772........................            33.5           27.5

  The company has authorized ten million serial preference shares with $1 par value. None of these shares has been issued.

  Holders of company common stock have one vote per share until they have held their shares for at least 36 consecutive months, after which they are entitled to ten votes per share.

CONTINGENCIES

  The Internal Revenue Service has conducted examinations of the company's federal income tax returns for the years 1981 through 1986 and had proposed various adjustments to increase taxable income. During 1993, all issues for these years were resolved with no significant effect on the company's consolidated financial position or results of operations.

  Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In the opinion of management, the ultimate liability, if any, resulting from these matters will have no significant effect on the company's consolidated financial position or results of operations.

FOREIGN EXCHANGE CONTRACTS

  The company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods commensurate with its known or expected exposures. The purpose of this practice is to minimize the effect of foreign currency exchange rate fluctuations on the company's operating results. The company does not engage in speculation.

  At January 1, 1994, the company had outstanding foreign exchange contracts totaling $45.3 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies at the maturity dates at exchange rates agreed upon at inception.

LONG-TERM INCENTIVE PLANS

  The 1991 Long-Term Incentive Plan ("1991 Plan"), which expired December 31, 1993, permitted the company to grant its common shares in the form of non-qualified stock options, incentive stock options, stock appreciation rights
(SARs), restricted stock and performance awards. A summary of amounts issued under the 1991 Plan and prior plans is presented in the tables. The 1994 Long-Term Incentive Plan ("1994 Plan") was approved by the company's Board of Directors on February 10, 1994 and, subject to shareholder approval, will provide for issuance of the same types of grants as were permitted by the 1991 Plan with the exception of SARs, which may no longer be granted.

STOCK OPTIONS, RESTRICTED STOCK AWARDS AND SARS

                                               SHARES(A)    SARS    PRICE  RANGE
                                               ---------  --------  ------------
Outstanding at year-end 1990.................. 1,222,537   530,322     $9-29
Activity during 1991--Granted.................   837,607   110,750      9-13
- --Exercised...................................   (68,357)      --       9-10
- --Canceled....................................  (139,759) (125,310)    13-29
                                               ---------  --------
Outstanding at year-end 1991.................. 1,852,028   515,762      9-29
Activity during 1992--Granted.................   462,920       --      15-16
- --Exercised...................................   (91,628)      --       9-25
- --Canceled....................................  (148,167)      --       9-25
- --SARs Canceled...............................   515,762  (515,762)     9-28
                                               ---------  --------
Outstanding at year-end 1992.................. 2,590,915       --       9-29
Activity during 1993--Granted.................   118,025       --      17-24
- --Exercised...................................  (854,918)      --       9-25
- --Canceled....................................  (136,947)      --      13-29
                                               ---------  --------
Outstanding at year-end 1993.................. 1,717,075       --      $9-28
                                               =========  ========

EXERCISABLE STOCK OPTIONS AND SARS AT YEAR-END

                                                                STOCK
                                                              OPTIONS(A)  SARS
                                                              ---------- -------
1991.........................................................   955,838  276,286
1992......................................................... 1,748,565      --
1993......................................................... 1,474,262      --

- --------
(a) Excludes stock options granted in tandem with SARs.

  The non-qualified stock options and incentive stock options are issued at market and, under the terms of the 1991 Plan, may be granted in tandem with SARs. However, during 1992, all previously granted SARs were canceled with the consent of the holders. Stock options become exercisable under varying terms and expire in ten years. Shares of restricted stock are subject to three-year restrictions against selling, encumbering or otherwise disposing of these shares. Performance awards may be earned based on achievement of predetermined return-on-capital targets over specified periods.

  The maximum number of shares available for grant under the 1991 Plan was 1,650,000, of which 262,100 were available for grant at year-end 1992. Additional shares may no longer be granted under the 1991 Plan. The maximum number of shares that may be granted under the 1994 Plan is expected to be 2,000,000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GEOGRAPHIC INFORMATION

  The following table summarizes the company's U.S. and foreign operations which are located principally in Western Europe.

  Sales of U.S. operations include export sales of $118.7 million in 1993, $111.7 million in 1992 and $98.6 million in 1991.

  Total sales of the company's U.S. and foreign operations to unaffiliated customers outside the U.S. were $298.4 million, $242.6 million and $236.0 million, in 1993,1992 and 1991, respectively.

U.S. AND FOREIGN OPERATIONS


(IN MILLIONS)                                             1993    1992   1991
- -------------                                            ------  ------ ------
U.S. operations
  Sales................................................. $831.9  $654.1 $613.0
  Operating earnings....................................   49.6    47.9   23.3
  Consolidation charge and closing and relocation
   charge...............................................  (47.1)    --   (75.1)
  Disposition of subsidiary.............................  (22.8)    --     --
  Identifiable assets...................................  420.6   410.8  413.9
  Liabilities...........................................  469.9   403.3  404.7
  Capital expenditures..................................   21.3    13.9   11.8
  Depreciation..........................................   19.1    16.3   19.3
Foreign operations
  Sales.................................................  197.5   135.1  141.0
  Operating earnings....................................    8.0     1.5    3.0
  Identifiable assets...................................  285.9   148.7  163.6
  Liabilities...........................................  135.6    41.2   64.7
  Capital expenditures..................................    2.1     3.7    3.7
  Depreciation..........................................    7.0     4.6    4.7

SEGMENT INFORMATION

  Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools, computer controls and software for factory automation. In addition, the company is a leading producer of precision grinding wheels, metalworking fluids and metalcutting tools.

  Financial data for the past three years for the company's business segments are shown in the following tables.


SALES BY SEGMENT

                                                            1993    1992   1991
                                                          -------- ------ ------
                                                              (IN MILLIONS)
Plastics machinery....................................... $  357.2 $301.4 $267.6
Machine tools............................................    355.0  379.7  383.7
Industrial products(a)...................................    317.2  108.1  102.7
                                                          -------- ------ ------
                                                          $1,029.4 $789.2 $754.0
                                                          ======== ====== ======

OPERATING INFORMATION BY SEGMENT

                                                         1993    1992    1991
                                                        ------  ------  ------
                                                           (IN MILLIONS)
Operating earnings (loss)
  Plastics machinery(b)................................ $ 26.6  $ 22.8  $ 14.6
  Machine tools........................................    3.9     8.9    (6.6)
  Industrial products(a)...............................   27.1    17.7    18.3
  Consolidation charge and closing and relocation
   charge(c)...........................................  (47.1)     --   (75.1)
  Disposition of subsidiary(d)                           (22.8)     --      --
  Unallocated corporate expenses(e)....................  (11.5)   (6.2)   (9.5)
                                                        ------  ------  ------
    Operating earnings (loss)..........................  (23.8)   43.2   (58.3)
  Interest expense-net.................................  (13.4)  (16.2)  (15.1)
                                                        ------  ------  ------
    Earnings (loss) from continuing operations before
     income taxes,
     extraordinary items and cumulative effect of
     changes in methods                                 $(37.2) $ 27.0  $(73.4)
     of accounting..................................... ======  ======  ======
Identifiable assets
  Plastics machinery................................... $289.0  $219.9  $202.9
  Machine tools........................................  243.1   282.8   310.9
  Industrial products(a)...............................  174.4    56.8    63.7
  Unallocated corporate assets(f)......................   23.1    19.4    20.9
                                                        ------  ------  ------
    Total assets....................................... $729.6  $578.9  $598.4
                                                        ======  ======  ======
Capital expenditures
  Plastics machinery................................... $  4.2  $  6.2  $  6.5
  Machine tools........................................    8.8     7.1     7.5
  Industrial products(a)...............................   10.4     4.3     1.5
                                                        ------  ------  ------
    Total capital expenditures......................... $ 23.4  $ 17.6  $ 15.5
                                                        ======  ======  ======
Depreciation
  Plastics machinery................................... $  6.2   $ 7.7  $  7.0
  Machine tools........................................    9.4    10.6    14.2
  Industrial products(a)...............................   10.5     2.6     2.8
                                                        ------  ------  ------
    Total depreciation................................. $ 26.1  $ 20.9  $ 24.0
                                                        ======  ======  ======

- --------
(a) The 1993 increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993.
(b) The 1993 amount includes a $2.5 million gain on sale of surplus land.
(c) These amounts relate to the machine tool segment.
(d) This amount relates to the plastics machinery segment.
(e) Includes corporate research and development and certain administrative expenses. The 1993 amount includes amortization of financing costs and costs related to the sale of receivables totaling $3.0 million.
(f) Includes cash and cash equivalents and the assets of the company's insurance and utility subsidiaries.

LOGO  ERNST & YOUNG
                         [LETTERHEAD OF ERNST & YOUNG]


                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cincinnati Milacron Inc.

We have audited the accompanying Consolidated Balance Sheet of Cincinnati Milacron Inc. and subsidiaries as of January 1, 1994 and January 2, 1993, and the related Consolidated Statements of Earnings, Changes in Shareholders' Equity, and Cash Flows for each of the three years in the period ended January 1, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cincinnati Milacron Inc. and subsidiaries at January 1, 1994 and January 2, 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 1, 1994, in conformity with generally accepted accounting principles.

As discussed in the Note to Consolidated Financial Statements, Cumulative Effect of Changes in Methods of Accounting, in 1993 the company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.



                                                  /s/ ERNST & YOUNG

                                                      ERNST & YOUNG


February 28, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SO-LICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
The Company...............................................................    8
Recent Developments.......................................................   11
Investment Considerations.................................................   12
Use of Proceeds...........................................................   13
Capitalization............................................................   14
Ratio of Earnings to Fixed Charges........................................   15
Selected Historical Financial Data........................................   16
Selected Historical Segment Information...................................   18
The Exchange Offer........................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   29
Description of the New Notes..............................................   38
Plan of Distribution......................................................   47
Certain Federal Income Tax
 Considerations...........................................................   48
Legal Matters.............................................................   48
Experts...................................................................   48
Financial Statements......................................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     LOGO
                             CINCINNATI MILACRON

                            OFFER TO EXCHANGE ITS
                            8 3/8% NOTES DUE 2004
                      FOR ANY AND ALL OF ITS OUTSTANDING
                            8 3/8% NOTES DUE 2004

                               ----------------

                                   PROSPECTUS

                               ----------------


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonable incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. It also provides that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and it empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the operation would have the power to indemnify him against such liabilities under Section 145.

  Article Eleventh of the Restated Certificate of Incorporation of the Company provides for the indemnification of all officers and directors of the Company to the fullest extent authorized by the General Corporation Law of Delaware.

  Article Twelfth of the Restated Certificate of Incorporation of the Company also provides for indemnification of officers and directors against expenses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding, other than (with certain exceptions) a proceeding that was commenced by such director or officer prior to a change in control of the Company.

  Section 18 of Article III of the By-laws of the Company also provides for indemnification of officers and directors provided such person acted, in good faith, in what he reasonably believed to be in or not opposed to the best interests of the Company or such other corporation or any employee benefit plan thereof for which he served at the request of the Company, as the case may be, and, in addition, with respect to any criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful, and provided further that, in the case of a claim, action, suit or proceeding brought by or in the right of the Company to procure a judgment in its favor, such person has not been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company.

  The Company also has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

ITEM 21.  EXHIBITS.

     4.1*  Indenture dated as of July 1, 1985, between the Company and
           BankAmerica Trust Company of New York, as Trustee (incorporated by reference to the Company's Form S-3 Registration Statement filed
           June 9, 1986 (File No. 33-06147)).
     4.2*  Second Supplemental Indenture dated as of March 16, 1994, to the
           Indenture dated as of July 1, 1985, between the Company and
           BankAmerica National Trust Company (as successor to BankAmerica
           Trust Company of New York), as Trustee.
     4.3*  Form of Note.
     4.4*  Registration Rights Agreement relating to the Old Notes.
     5*    Opinion of Cravath, Swaine & Moore.
     8     Tax Opinion of Cravath, Swaine & Moore.
     12*   Statement regarding computation of ratios.
     23.1  Consent of Ernst & Young.
     23.2  Consent of Arthur Andersen & Co.
     23.3  Consent of BDO Binder GmbH.
     23.4* Consent of Cravath, Swaine & Moore (included in Exhibit 5).
     24*   Powers of attorney.
     25*   Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939.
     99.1* Form of Letter of Transmittal.
     99.2* Form of Notice of Guaranteed Delivery.
     99.3* Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
     99.4* Form of Letter to Clients.

- --------

* Previously filed

ITEM 22.  UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4 under the Securities Act, including information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

    (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO ON THIS 13TH DAY OF JUNE 1994.

                                          Cincinnati Milacron Inc., Registrant

                                                    /s/ Ronald D. Brown
                                          By__________________________________
                                              RONALD D. BROWN VICE PRESIDENT,
                                                          FINANCE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH CINCINNATI MILACRON INC. ON JUNE 13, 1994.

             SIGNATURES                                    TITLE
             ----------                                    -----

                  *                         Chairman, Chief Executive Officer
- -------------------------------------        and Director (Principal Executive
           DANIEL J. MEYER                   Officer)

         /s/ Ronald D. Brown                Vice President, Finance (Principal
- -------------------------------------        Financial Officer)
           RONALD D. BROWN

                  *                         Controller (Principal Accounting
- -------------------------------------        Officer)
         ROBERT P. LIENESCH

                  *                         Director
- -------------------------------------
           DARRYL F. ALLEN

                  *                         Director
- -------------------------------------
          NEIL A. ARMSTRONG

                  *                         Director
- -------------------------------------
           LYLE EVERINGHAM

                  *                         Director
- -------------------------------------
          JAMES A. D. GEIER

                  *                         Director
- -------------------------------------
          HARRY A. HAMMERLY

             SIGNATURES                                    TITLE
             ----------                                    -----

                  *                         Director
- -------------------------------------
          JAMES E. PERRELLA

                  *                         Director
- -------------------------------------
           RAYMOND E. ROSS

                  *                         Director
- -------------------------------------
          JOSEPH A. STEGER

                  *                         Director
- -------------------------------------
        HARRY C. STONECIPHER

* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above-indicated officers and directors of Cincinnati Milacron Inc. pursuant to powers of attorney, executed on behalf of each such officer or director.

          /s/ Ronald D. Brown
By: _________________________________
   RONALD D. BROWN ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                PAGE NO.
                                                --------
  8   Tax Opinion of Cravath, Swaine & Moore.
 23.1 Consent of Ernst & Young.
 23.2 Consent of Arthur Andersen & Co.
 23.3 Consent of BDO Binder GmbH.